UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Lyondell Chemical Company

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LYONDELL

CHEMICAL

COMPANY

Notice of

Annual Meeting

of Shareholders

to be held

on May 4, 2006

and Proxy Statement

PLEASE RETURN

YOUR PROXY PROMPTLY

Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

March 27, 2006

Dear Shareholder:

The 2006 Annual Meeting of Shareholders will be held on Thursday, May 4, 2006, beginning at 9:00 a.m. in Lyondell’s General Assembly Room, 42nd Floor, One Houston Center, 1221 McKinney Street, in Houston, Texas. This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the shareholders. We encourage you to reduce printing and mailing costs by signing up for electronic delivery of Lyondell shareholder communications. For more information, please see the section of this Proxy Statement entitled “Electronic Delivery of Lyondell Shareholder Communications.”

It is important that your shares be voted whether or not you plan to be present at the meeting. You may vote over the Internet, by telephone or by mailing a traditional proxy card. Please either sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or instruct us over the Internet or by telephone as to how you would like your shares voted. Voting over the Internet, by telephone or by written proxy will ensure your representation at the meeting if you do not attend in person. Instructions on how to vote over the Internet, by telephone or by written proxy are on the proxy card enclosed with the Proxy Statement. If you have Internet access, we encourage you to vote over the Internet. It is convenient for you and saves your company significant postage and processing costs.

Sincerely yours,

Dan F. Smith

President and Chief Executive Officer

Lyondell Chemical Company

Notice of Annual Meeting of Shareholders

May 4, 2006

To the Shareholders:

The Annual Meeting of Shareholders of Lyondell Chemical Company (“Lyondell” or the “Company”) will be held in the Company’s General Assembly Room, 42nd Floor, One Houston Center, 1221 McKinney Street, in Houston, Texas, at 9:00 a.m. on Thursday, May 4, 2006, for the following purposes, as more fully described in the attached Proxy Statement:

(1)	To elect eleven directors to serve until the 2007 Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier resignation or removal;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as the Company’s auditors for the year 2006; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 9, 2006 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

Please read the Proxy Statement. Then, please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit a proxy (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding submitting a proxy, please see the instructions on the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

KERRY A. GALVIN	Houston, Texas
Secretary	March 27, 2006

Lyondell Chemical Company

1221 McKinney Street

Suite 700

Houston, Texas 77010

PROXY STATEMENT

March 27, 2006

INTRODUCTION

The accompanying proxy is solicited by the Board of Directors of Lyondell Chemical Company (“Lyondell” or the “Company”). As described on the enclosed proxy card, proxies may be submitted (1) over the Internet, (2) by telephone or (3) by mail. Votes submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on May 3, 2006 (other than 401(k) plan participants). See “Voting Procedures” for information for 401(k) plan participants. Internet and telephone voting are available 24 hours a day, and shareholders who vote over the Internet or by telephone do not need to return a written proxy card.

When a proxy is returned properly dated and signed or is properly submitted over the Internet or by telephone, and includes a shareholder’s voting instructions, the shares represented by that proxy will be voted by the persons named as proxies in accordance with the shareholder’s directions. If a proxy is dated, signed and returned or submitted over the Internet or by telephone without specifying the shareholder’s voting instructions, the shares (other than shares held in qualified 401(k) plan accounts, as described below) will be voted as recommended by the directors of the Company. As to other items of business that may properly come before the meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment. It is expected that proxy materials will be sent to shareholders beginning on or about March 27, 2006.

VOTING PROCEDURES

Holders of record of the Company’s common stock at the close of business on March 9, 2006, which is the record date, will be entitled to one vote per share. On the record date, the Company had 247,314,468 shares of common stock, par value $1.00 per share (“Common Stock”), outstanding. The holders of Common Stock generally are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors. Fractional shares will not be voted.

The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting. Adoption of the proposal to ratify the appointment of the independent registered public accounting firm will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting.

Lyondell’s By-Laws provide that, in general, a majority of the voting stock, present in person or represented by proxy, will constitute a quorum at any meeting of the shareholders. If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the ratification of the appointment of the independent registered public accounting firm even if the broker does not receive voting instructions from you. Accordingly, broker non-votes will have no effect on the quorum requirement or the vote on those matters. Abstentions are counted as present in determining whether the quorum requirement is satisfied. Abstentions from voting will not be taken into account in determining the outcome of the election of directors. Abstentions will be included in the voting tally and will have the same effect as a vote against the ratification of the appointment of the independent registered public accounting firm.

The 401(k) and Savings Plans of Lyondell, Equistar Chemicals, LP (a wholly owned subsidiary of Lyondell, “Equistar”), Millennium Chemicals Inc. (a wholly owned subsidiary of Lyondell, “Millennium”) and

LYONDELL-CITGO Refining LP (Lyondell’s 58.75%-owned joint venture, “LCR”), in which employees have account balances, permit plan participants to direct the plan trustee on how to vote the Common Stock allocated to their accounts. Your instructions to the plan trustee regarding how to vote your plan shares will be delivered via the attached proxy, which may be returned by mail, by telephone or over the Internet (as indicated on the proxy card sent to the participants). The Benefits Administrative Committee, which includes certain officers of the Company, will direct the trustee to vote non-voted shares, according to plan terms and its fiduciary responsibilities. However, the terms of the trust agreement provide that the trustee will vote non-voted shares in the Lyondell plan in proportion to voting directions received by the trustee from Lyondell plan participants and will not vote non-voted shares in the Millennium plan unless otherwise required by law. The trustee will vote non-voted shares in the Equistar and LCR plans according to the Benefits Administrative Committee’s directions as provided in the trust agreements. Your proxy must be received by May 1, 2006.

The procedures for proxy revocations by shareholders other than 401(k) plan participants (which are addressed below) are as follows: A proxy may be revoked by a shareholder at any time before it is voted by (1) giving notice of the revocation in writing to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010, (2) submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed or (3) voting in person at the meeting. A proxy from a 401(k) plan participant may be revoked by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed. This new 401(k) plan participant proxy must be received by May 1, 2006.

ELECTRONIC DELIVERY OF LYONDELL SHAREHOLDER COMMUNICATIONS

Lyondell encourages you to reduce printing and mailing costs by signing up for electronic delivery of Lyondell shareholder communications. With electronic delivery, you will receive documents such as the Annual Report and the Proxy Statement as soon as they are available, without waiting for them to arrive in the mail. Electronic delivery also can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings.

To sign up for electronic delivery, visit www.icsdelivery.com/lyondell/index.html to enroll. Your electronic delivery enrollment will be effective until cancelled. If you have questions about electronic delivery, please call Lyondell’s Investor Relations Department at (713) 652-4590.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that Lyondell sent to certain shareholders, Lyondell is sending only one copy of its Annual Report and Proxy Statement to shareholders who share the same address, unless they have notified Lyondell that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of the Annual Report and/or Proxy Statement mailed to you, or you would like to revoke your consent to the householding of documents, please submit your request to ADP either by calling toll-free at 1-800-542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. You will begin to receive individual copies within 30 days after your request.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Lyondell stock at two different brokerage firms, your household will receive two copies of the Lyondell annual meeting materials—one from each brokerage firm. To reduce the number of duplicate sets of annual meeting materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program. See “Electronic Delivery of Lyondell Shareholder Communications.”

PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of March 9, 2006, regarding the beneficial ownership of the Company’s Common Stock by persons known by the Company to beneficially own more than five percent of its outstanding Common Stock. Information in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the Securities and Exchange Commission (the “SEC”), except as otherwise known to the Company.

Name and Address	Number of Shares of Common Stock	Percentage of Shares of Common Stock Outstanding
Occidental Petroleum Corporation (a)	35,307,860	14.0%
10889 Wilshire Boulevard
Los Angeles, California 90024

Barrow, Hanley, Mewhinney & Strauss, Inc. (b)	21,466,669	8.7%
2200 Ross Avenue, 31st Floor
Dallas, Texas 75201-2761

FMR Corp. (c)	16,205,022	6.6%
82 Devonshire Street
Boston, Massachusetts 02109

Vanguard Windsor Funds—Vanguard Windsor II Fund 23-2439133 (d)	14,970,900	6.1%
100 Vanguard Blvd.
Malvern, PA 19355

(a)	Occidental Petroleum Corporation (together with its subsidiaries and affiliates, collectively, “Occidental”) beneficially owns its interest in Lyondell directly and indirectly through Occidental, Occidental Petroleum Investment Co. (“OPIC”) and Occidental Chemical Holding Corporation (“OCHC”). Each of Occidental, OPIC and OCHC has shared dispositive and voting power with respect to 35,307,860 shares of Lyondell’s Common Stock. The 35,307,860 shares consist of: (1) 30,307,860 shares of Lyondell’s Common Stock and (2) warrants to purchase 5,000,000 shares of Lyondell’s Common Stock. As part of a stockholders agreement that Lyondell and Occidental entered into in connection with Lyondell’s August 2002 sale of shares to OCHC, Occidental agreed to cause each share of Lyondell Common Stock it beneficially owns, directly or indirectly, that is entitled to vote on any matter to be (1) present for the taking of any Lyondell shareholder action and (2) voted for the nominees to Lyondell’s Board of Directors that are proposed by the directors sitting on Lyondell’s Board of Directors at the time of nomination. In addition, as part of a registration rights agreement entered into in connection with the August 2002 sale of shares to OCHC, Lyondell agreed to provide registration rights to OCHC and its permitted transferees with respect to shares of Lyondell’s Common Stock issued to OCHC as (1) a dividend, (2) upon conversion of the Series B common stock (which conversion occurred on December 31, 2004, at Lyondell’s election) or (3) upon exercise of the warrants referenced above. The warrants do not have registration rights.

(b)	Barrow, Hanley, Mewhinney & Strauss, Inc. (“Barrow”) is an investment adviser with sole voting power over 3,614,267 shares, shared voting power over 17,852,402 shares and sole dispositive power over 21,466,669 shares of Lyondell’s Common Stock held in accounts of certain of Barrow’s clients.

(c)

FMR Corp. (“FMR”) is the parent holding company of subsidiaries: Fidelity Management & Research Company (“Fidelity”), which is the beneficial owner of 16,187,266 shares of Lyondell’s Common Stock as a result of acting as investment adviser to various investment companies; and Fidelity Management Trust Company (“FMT”), which is the beneficial owner of 17,456 shares of Lyondell’s Common Stock as a result of serving as investment manager of certain institutional accounts. Members of the Edward C. Johnson 3d family own stock of FMR representing approximately 49% of the voting power of FMR, and are parties to a voting agreement with other holders of FMR stock. Mr. Johnson is Chairman of FMR. Neither FMR nor Mr. Johnson has sole voting power with respect to 16,205,022 shares of Lyondell’s Common Stock owned by the Fidelity funds, which power resides with the funds’ Board of Trustees. Each of FMR, Mr. Johnson and the funds has sole dispositive power with respect to the 16,187,266 shares of Lyondell’s Common Stock owned by the Fidelity funds. Each of FMR and Mr. Johnson has sole dispositive and voting power with respect to 17,456 shares of Lyondell’s Common Stock owned by the FMT institutional accounts.

(d)	Vanguard Windsor Funds—Vanguard Windsor II Fund 23-2439133 (“Vanguard”) is an investment company with sole voting power over 14,970,900 shares of Lyondell’s Common Stock held in accounts of certain of Vanguard’s clients.

SECURITY OWNERSHIP OF MANAGEMENT

The second column in the table below sets forth the number of shares of Common Stock owned beneficially as of March 9, 2006 by each director or nominee, each of the named executive officers referenced in the Summary Compensation Table, and all directors and executive officers as a group. Unless otherwise noted, each individual has sole voting and investment power with respect to the shares of Common Stock listed in the second column below as beneficially owned by the individual. The third column in the table below sets forth the number of Deferred Stock Units held as of March 9, 2006 by these individuals under the Directors’ Deferral Plan described on pages 41 and 42 of this Proxy Statement. Although the Deferred Stock Units track the market value of the Common Stock, they are payable only in cash and do not carry voting rights.

Name	Shares of Common Stock Owned Beneficially as of March 9, 2006(a)(b)(c)		Deferred Stock Units Held as of March 9, 2006(d)
Carol A. Anderson	24,842	(e)	28,824
William T. Butler	34,998	(f)	7,784
Stephen I. Chazen	35,315,341	(g)	1,161
Worley H. Clark	25,345	(f)	—
T. Kevin DeNicola	497,583		—
Edward J. Dineen	377,990	(h)	—
Travis Engen	86,812		—
Kerry A. Galvin	442,358		—
Morris Gelb	452,035		—
Paul S. Halata	1,749		—
Stephen F. Hinchliffe, Jr.	45,685	(f)(i)	6,054
Danny W. Huff	7,431		—
Ray R. Irani	35,313,242	(f)(j)	1,161
David J. Lesar	16,642	(k)	17,279
David J.P. Meachin	4,242		—
Daniel J. Murphy	1,749		—
Dan F. Smith	3,125,925		—
William R. Spivey	33,847		14,592
All directors and executive officers as a group (21)	41,214,961	(l)	76,855

(a)	Includes shares of Common Stock held by the trustees under the Lyondell 401(k) and Savings Plan for the accounts of participants as of March 9, 2006.

(b)

The amounts shown in the second column of the table for the directors and executive officers include (1) shares of restricted stock, (2) shares acquired under the Company’s Dividend Reinvestment Plan and

(3) shares that may be acquired within 60 days through the exercise of stock options. Those shares that may be acquired through the exercise of stock options include: 15,000 for each of Dr. Butler, Mr. Engen, Mr. Hinchliffe and Dr. Spivey; 5,000 for each of Ms. Anderson and Mr. Lesar; 438,794 for Mr. DeNicola; 298,110 for Mr. Dineen; 401,368 for Ms. Galvin; 316,712 for Mr. Gelb; 2,761,644 for Mr. Smith; and 4,868,357 for all directors and executive officers as a group. Until stock options are exercised, these individuals have neither voting nor investment power over the underlying shares of Common Stock, and only have the right to acquire beneficial ownership of the shares through exercise of their respective stock options. The amounts shown in the second column of the table do not include Deferred Stock Units.

(c)	The number of outstanding shares shown for each person represents less than 1% of the outstanding shares of Lyondell Common Stock, as of March 9, 2006, except for shares of Common Stock beneficially owned by Dan F. Smith, which represent approximately 1.2%. Dr. Irani and Mr. Chazen serve as executive officers of Occidental, which beneficially owns 14.0% of Lyondell Common Stock. See Notes (g) and (j) below and “Principal Shareholders” above for a description of Occidental’s beneficial ownership. The number of outstanding shares beneficially owned by all directors and executive officers as a group, excluding the shares beneficially owned by Occidental and described above, represents approximately 2.3% of Lyondell Common Stock outstanding as of March 9, 2006.

(d)	Directors do not have voting or investment power with respect to Deferred Stock Units, and only have the right to make elections with respect to their deferrals as provided under the New Directors’ Deferral Plan described on pages 41 and 42 of this Proxy Statement.

(e)	Includes 100 shares of Common Stock held by a trust of which Ms. Anderson is an indirect beneficiary.

(f)	Does not include 2,099 Restricted Share Units, as described on page 41 of this Proxy Statement, for each of Dr. Butler, Mr. Clark, Mr. Hinchliffe and Dr. Irani.

(g)	Includes 35,307,860 shares of Common Stock beneficially held directly or indirectly by Occidental, for which Mr. Chazen serves as Senior Executive Vice President and Chief Financial Officer. Mr. Chazen expressly disclaims beneficial ownership of, and any direct or indirect pecuniary interest in, any Lyondell shares held by Occidental or any of its direct or indirect subsidiaries.

(h)	Includes 39,554 shares of Common Stock held by a trust of which Mr. Dineen is a trustee and a beneficiary.

(i)	Includes 1,000 shares of Common Stock held by a trust of which Mr. Hinchliffe is a trustee and 23,859 shares held by a trust of which Mr. Hinchliffe is a trustee and a beneficiary.

(j)	Includes 35,307,860 shares of Common Stock beneficially held directly or indirectly by Occidental, for which Dr. Irani serves as Chairman, President and Chief Executive Officer. Dr. Irani expressly disclaims beneficial ownership of, and any direct or indirect pecuniary interest in, any Lyondell shares held by Occidental or any of its direct or indirect subsidiaries.

(k)	Includes 2,000 shares of Common Stock held by a family limited partnership. The general partner of the family limited partnership is a corporation owned by Mr. Lesar and his spouse.

(l)	Includes 35,307,860 shares of Common Stock beneficially held directly or indirectly by Occidental, for which Dr. Irani serves as Chairman, President and Chief Executive Officer and Mr. Chazen serves as Senior Executive Vice President and Chief Financial Officer. Dr. Irani and Mr. Chazen expressly disclaim beneficial ownership of, and any direct or indirect pecuniary interest in, any Lyondell shares held by Occidental or any of its direct or indirect subsidiaries. See “Principal Shareholders” above for a description of Occidental’s beneficial ownership. The amount also includes approximately 68,513 shares of Common Stock owned by family limited partnerships and trusts.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange (the “NYSE”) initial reports of ownership and reports of changes in ownership of Common Stock of the Company.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that such reports accurately reflect all reportable transactions and holdings, with respect to the fiscal year ended December 31, 2005 and during 2006 through the date of this Proxy Statement, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except for one late filing previously disclosed in last year’s Proxy Statement.

CORPORATE GOVERNANCE

Corporate Governance Materials

Lyondell is committed to good corporate governance and to effective communication with its shareholders. The roles, duties and responsibilities of the Board of Directors and each committee of the Board of Directors are summarized below. To ensure that Lyondell’s shareholders have access to its governing documents, Lyondell provides copies of its Certificate of Incorporation, By-Laws, Business Ethics and Conduct Policy, Principles of Corporate Governance and the charters of each of the committees of its Board of Directors on the Corporate Governance page of its website, www.lyondell.com, and copies of such documents are available in print for any shareholder who requests them by writing to Lyondell’s Investor Relations Department at 1221 McKinney Street, Suite 700, Houston, Texas 77010. Please see the Corporate Governance page of Lyondell’s website for future updates to these documents. Information contained on Lyondell’s website is not incorporated into this Proxy Statement and does not constitute a part of this Proxy Statement.

Role of the Board of Directors

The Board of Directors represents the interests of Lyondell’s shareholders in perpetuating a successful business. It is the responsibility of the Board of Directors to provide guidance to management and to actively monitor the effectiveness of management’s policies and decisions, including the execution of its strategies, with a commitment to enhancing shareholder value over the long term. To this end, Board members are expected to act in the best interests of all shareholders, be knowledgeable about the businesses, exercise informed and independent judgment, and maintain an understanding of general economic trends and conditions and trends in corporate governance. In addition, it is the Board’s policy that Board members are expected to make every effort to attend the meetings of the Board and committees of the Board upon which they serve, as well as shareholder meetings. All of the Company’s incumbent directors, other than Dr. Ray R. Irani (who attended seventy percent), attended seventy-five percent or more of the aggregate of all meetings of the Board and committees on which they served during the periods that they served during 2005. All members of the Board of Directors attended the 2005 Annual Meeting of shareholders with the exception of Messrs. Chazen and Irani.

Principles of Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance to reflect the Board’s commitment to regularly monitoring policies and decisions at the Board, committee and management levels, with the goal of enhancing the long-term value of the Company. The Board is in compliance with the provisions of the Principles of Corporate Governance, and the following is a summary of certain key provisions of the Principles of Corporate Governance:

At least a majority of the members of the Board will be independent, non-employee directors, with no more than two Board members being present or former members of Company management. In addition, all members of the Audit Committee, Compensation and Human Resources Committee and Corporate Responsibility and Governance Committee will be independent directors. Annually, the Board of Directors reviews the independence of each member of the Board pursuant to the independence standards established by applicable law and by the Board in the Principles of Corporate Governance. The independence standards established by Lyondell’s Board are described below under the heading “Independence Standards.”

Desired characteristics of potential new Board members are reviewed on at least an annual basis. Potential new Board members may be proposed by any director for screening, selection and recommendation for election by the shareholders. Any shareholder may recommend a candidate to serve as a director pursuant to the procedures described in the section of this Proxy Statement entitled “Nominating Procedures.” In addition, any shareholder may nominate a director candidate for inclusion in the Proxy

Statement pursuant to the procedures set forth in the Company’s By-Laws and described in this Proxy Statement in the section entitled “Shareholder Proposals for 2007 Annual Meeting and Director Nominations.” Invitations to join the Board of Directors are extended by the Chairman of the Board and, if the Chairman of the Board and the Chief Executive Officer hold the same position, the Chair of the Corporate Responsibility and Governance Committee. The Company has an orientation process for new directors that includes the provision and review of extensive background materials, meetings with senior management and visits to Company facilities. To enhance their effectiveness on the Board, directors are encouraged to attend director education courses, and are provided presentations on current issues or topics relevant to their role as directors of a public company. For a description of the director nomination process, see the section of this Proxy Statement entitled “Nominating Procedures.”

Whether the Chairman of the Board and the Chief Executive Officer positions should be held by separate individuals will be addressed by the Board in the best interest of the Company under the circumstances at the time. A lead director should be chosen by the directors who are not employees of the Company (the “Non-Employee Directors”) when the Chairman of the Board is an employee of the Company. The Non-Employee Directors are provided an opportunity to meet in executive session without management, at each regular meeting of the Board. During 2005, the Non-Employee Directors met six times in executive session without management. Instructions regarding how to contact Lyondell’s Non-Employee Directors are provided under the heading “Directors’ Meetings and Shareholder Communications with Directors” below.

Directors are encouraged to limit the number of other boards on which they serve, taking into account board meeting attendance, participation and other commitments with respect to these other various boards. If any member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, such director will not be permitted to serve on the Company’s Audit Committee unless the Board determines annually that the simultaneous service will not impair the ability of that director to effectively serve on the Company’s Audit Committee.

There are no term limits for Board members. However, the Corporate Responsibility and Governance Committee reviews annually each director’s continuation as a member of the Board and consults with each director to confirm his or her desire to continue as a member of the Board. In addition, when a director changes job responsibilities from those held when last elected to the Board, the director should offer to resign from the Board so that the Corporate Responsibility and Governance Committee has the opportunity to review the continued appropriateness of Board membership of the director. No person who has reached seventy-two years of age prior to January 1 of any year will be eligible to be elected or re-elected a director in any year, unless the Board determines otherwise. In 2005, as part of its succession planning process, based on the recommendation of the Corporate Responsibility and Governance Committee, the full Board approved an exception for the independent, non-employee Chairman of the Board, Dr. William T. Butler, to remain as Chairman of the Board for up to an additional two years beyond 2005. The full Board re-affirmed the exception in 2006. Dr. Butler abstained from the votes in 2005 and 2006 regarding his extension.

The compensation for Non-Employee Directors is reviewed periodically for competitiveness. A portion of the directors’ compensation is in the form of Company equity or equity-based components to encourage increased alignment with shareholders. The Company also has stock ownership guidelines for its Non-Employee Directors. All of the Non-Employee Directors currently are on track to be in compliance with the stock ownership guidelines. For a description of the compensation and stock ownership guidelines for Lyondell’s Non-Employee Directors, please see the section of this Proxy Statement entitled “Compensation of Directors.” Directors that are employees of the Company do not receive additional compensation for service as a director.

The Board conducts an annual self-evaluation, which incorporates a self-evaluation by each committee of the Board. Based on these evaluations, the Corporate Responsibility and Governance Committee reports annually to the Board on the performance of the Board and each committee in order to increase the effectiveness of the Board and each committee.

The performance of the Chief Executive Officer is evaluated by the Non-Employee Directors under the guidance of the Chairman of the Compensation and Human Resources Committee and the Chairman of the Board. The evaluation is used by the Compensation and Human Resources Committee when considering the compensation of the Chief Executive Officer. The Chief Executive Officer provides an annual report to the Compensation and Human Resources Committee on succession planning and management development. This information is shared with the full Board.

Board members have complete access to members of management and to such independent advisors as the Board determines is necessary and appropriate from time to time. The Company provides such funding as the Board determines is necessary to compensate any advisors employed by the Board.

Independence Standards

As a matter of policy, the Board intends to maintain its independent character. Thus, at least a majority of the members of the Board will be independent directors, with no more than two Board members being present or former members of management. Currently, only one Board member, Mr. Smith, the Chief Executive Officer, is a present member of management, and there are no former members of management who are members of the Board. In addition, all members of the Audit Committee, Compensation and Human Resources Committee and Corporate Responsibility and Governance Committee will be independent directors.

Under the independence standards established by the Board, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist it in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards, which are set forth in the Company’s Principles of Corporate Governance:

•	A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	A director is not independent if the director has received, or has an immediate family member (as an executive officer of the Company) who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service).

•	A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the

Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	A director is not independent if the director serves as an executive officer of any tax exempt organization to which the Company has made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. The Company’s automatic matching of employee tax exempt contributions will not be included in the amount of the Company’s contributions for this purpose.

In addition, in accordance with SEC rules, an Audit Committee member is not considered independent if he or she receives any consulting, advisory or other compensatory fee from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service) or is otherwise an affiliated person of the Company. Furthermore, (1) each member of the Company’s Audit Committee must be financially literate and (2) at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an audit committee financial expert. For purposes of (2) above, the Board considers any Audit Committee member who satisfies the SEC’s definition of audit committee financial expert to have accounting or related financial management expertise. Each of the independence standards is interpreted and applied by the Board in its business judgment and in a manner consistent with applicable NYSE and SEC guidance.

Independence and Audit Committee Financial Expert Determinations

The Board of Directors has determined that Ms. Anderson, Dr. Butler, Mr. Clark, Mr. Engen, Mr. Halata, Mr. Hinchliffe, Mr. Huff, Mr. Lesar, Mr. Meachin, Mr. Murphy and Dr. Spivey are independent, as defined in the NYSE’s listing standards and as provided in the independence standards set forth in the Company’s Principles of Corporate Governance and summarized above. As the Company’s President and Chief Executive Officer, Mr. Smith does not qualify as an independent director. Based on the transactions between Lyondell and affiliates of Occidental that are discussed in this Proxy Statement under the heading “Certain Relationships and Related Transactions,” Mr. Chazen and Dr. Irani do not qualify as independent directors.

The Board has determined that each member of the Audit Committee is financially literate. In addition, the Board has determined that the Company has at least one “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K, serving on the Audit Committee. The Board has determined that each of Ms. Anderson and Messrs. Hinchliffe, Huff, Lesar and Spivey qualifies as an audit committee financial expert and, as described above, that each is independent.

Directors’ Meetings and Shareholder Communications with Directors

Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine. Special meetings may be called by the Chairman of the Board of Directors, the President or a majority of the directors in office. The Company’s By-Laws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing. During 2005, the Board of Directors held ten meetings.

The Non-Employee Directors are provided an opportunity to meet in executive session without management, at each regular meeting of the Board. During 2005, the Non-Employee Directors met six times in executive session without management. The Chairman of the Board presides at all Board meetings and at all executive sessions. If the Chairman of the Board is absent or is an employee of the Company, the Non-Employee Directors will choose another Non-Employee Director to preside at the executive sessions. Lyondell’s Chairman of the Board, Dr. William T. Butler, is an independent, Non-Employee Director. Shareholders and other interested parties who would like to communicate directly with the non-employee Chairman of the Board, the Non-Employee Directors as a group or any member of the Board of Directors should send all correspondence to Lyondell Chemical Company Board of Directors, P.O. Box 4397, Houston, Texas 77210.

Committees of the Board of Directors

Lyondell’s By-Laws authorize the Board of Directors to appoint such committees as they deem advisable, with each committee having the authority to perform the duties as determined by the Board. At this time, the Board of Directors has four standing committees, to which it has delegated certain duties and responsibilities. The four standing committees of the Board of Directors are: Audit, Compensation and Human Resources, Corporate Responsibility and Governance, and Executive. The Board of Directors has approved a charter for each committee, which sets forth the duties and responsibilities delegated to the committee by the Board of Directors and governs the committee’s actions. The purpose, duties and responsibilities of each committee are briefly described below, and copies of each committee charter are available on the Corporate Governance page of Lyondell’s website, www.lyondell.com.

Audit Committee

The Audit Committee of the Board of Directors was established for the following general purposes: (1) assisting the Board of Directors in fulfilling its fiduciary and oversight responsibilities relating to the Company’s financial reporting standards and practices and the integrity of the Company’s financial statements, (2) monitoring the adequacy of and promoting the Company’s continued emphasis on internal controls, (3) assisting the Board of Directors in its oversight of the performance of the Company’s internal audit function and independent auditors, and the independent auditors’ qualifications and independence, (4) maintaining open, continuing and direct communications between the Board of Directors, the Audit Committee and both the Company’s independent auditors and its internal auditors, (5) monitoring the Company’s compliance with legal and regulatory requirements and initiating special investigations as deemed necessary and (6) preparing the annual Audit Committee Report included in this Proxy Statement in the section entitled “Audit Committee Report.” In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee also pre-approves all audit and non-audit services to be performed by the independent auditors, in accordance with the Audit Committee’s pre-approval policies and procedures described in the section of this Proxy Statement entitled “Principal Accountant Fees and Services.” The independent auditors and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. In addition, the Audit Committee reviews at least annually various related-party contracts and transactions of Lyondell, its subsidiaries and the joint ventures it operates. Additional information about the Audit Committee and its responsibilities is included in the section of this Proxy Statement entitled “Audit Committee Report” and in the charter of the Audit Committee, which was adopted by the Board of Directors.

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act and currently comprises Ms. Anderson and Messrs. Hinchliffe, Huff, Lesar and Spivey. Mr. Huff serves as Chairman. The Board of Directors has determined that each member of the Audit Committee is independent as defined in the NYSE’s listing standards and as provided in the independence standards set forth in the Company’s Principles of Corporate Governance. The Board also has determined that each member of the Audit Committee is financially literate. In addition, the Board has determined that the Company has at least one “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K, serving on the Audit Committee. See “Independence and Audit Committee Financial Expert Determinations” above. The Audit Committee held nine meetings during 2005.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers and produces an annual report on executive compensation, which is included in this Proxy Statement in the section entitled “Compensation and Human Resources Committee Report.” The Compensation and Human Resources Committee of the Board of Directors makes recommendations to the Board of Directors as to management succession plans, determines appropriate policies for the Company’s executive pay and benefit programs and reviews and evaluates the performance of the Chief Executive Officer. The Compensation and Human Resources Committee also reviews executive pay and benefit programs for the Company’s subsidiaries, joint ventures and affiliates, as appropriate, and reports regarding funding of the Company’s pension and other plans. No member of the Compensation and Human Resources Committee is eligible to participate in any benefit plan of the Company that is administered by the Compensation and Human Resources Committee. Additional information about the Compensation and Human Resources Committee and its responsibilities is included in the charter of the Compensation and Human Resources Committee, which was adopted by the Board of Directors.

The Compensation and Human Resources Committee currently comprises Ms. Anderson and Messrs. Butler, Clark, Engen and Lesar. Mr. Engen serves as Chairman. The Board of Directors has determined that each member of the Compensation and Human Resources Committee is independent as defined in the NYSE’s listing standards and as provided in the independence standards set forth in the Company’s Principles of Corporate Governance. The Compensation and Human Resources Committee held six meetings during 2005.

Corporate Responsibility and Governance Committee

The Corporate Responsibility and Governance Committee plays a vital role in determining the composition of the Board of Directors, developing the Company’s corporate governance process and periodically reviewing public policy issues and significant community relations matters. The Corporate Responsibility and Governance Committee serves as the nominating committee of the Board of Directors, and considers and makes recommendations to the Board of Directors as to the number of directors to constitute the whole Board, the selection criteria for membership and the names of persons whom it concludes should be considered for membership on the Board of Directors. For a description of the procedures relating to the nomination of director candidates, see “Nominating Procedures” below. The Corporate Responsibility and Governance Committee also recommends matters relating to committee assignments and the roles and responsibilities of the Board and of the directors, and makes determinations on compensation for the Company’s Non-Employee Directors. In addition, the Corporate Responsibility and Governance Committee develops, reviews annually, and recommends to the Board a set of Principles of Corporate Governance applicable to the Company. The Corporate Responsibility and Governance Committee also is responsible for developing the process for evaluating the performance of the Board and each committee and assessing the effectiveness of their structure and governance. Additional information about the Corporate Responsibility and Governance Committee and its responsibilities is included in the section of this Proxy Statement entitled “Nominating Procedures” and in the charter of the Corporate Responsibility and Governance Committee, which was adopted by the Board of Directors.

The Corporate Responsibility and Governance Committee currently comprises Messrs. Butler, Engen, Hinchliffe, Huff, Meachin and Spivey. Dr. Spivey serves as Chairman. The Board of Directors has determined that each member of the Corporate Responsibility and Governance Committee is independent as defined in the NYSE’s listing standards and as provided in the independence standards set forth in the Company’s Principles of Corporate Governance. The Corporate Responsibility and Governance Committee held seven meetings during 2005.

Executive Committee

The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the business and affairs of the Company in the interim between meetings of the Board of Directors, except to the extent of certain exceptions set forth in Delaware law and the Company’s By-Laws. The Executive Committee meets only if it is impracticable to convene the full Board of Directors. Additional information about the Executive Committee and its responsibilities is included in the charter of the Executive Committee, which was adopted by the Board of Directors.

The Executive Committee currently comprises Messrs. Butler, Engen, Lesar and Smith. Dr. Butler serves as Chairman. The Executive Committee held one meeting during 2005. The actions taken at this meeting were subsequently ratified by the Board of Directors.

Nominating Procedures

The Corporate Responsibility and Governance Committee serves as the nominating committee of the Board of Directors, and is responsible for reviewing with the Board, on at least an annual basis, the need for new Board members and the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board. Potential new Board members may be proposed by any director. In addition, it is the policy of the Board of Directors and the Corporate Responsibility and Governance Committee to consider director candidates recommended by shareholders. Shareholders of the Company who wish to have the Corporate Responsibility and Governance Committee consider a candidate for director must send a written notice, including the potential candidate’s name and qualifications, to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010. Shareholders who wish to propose a matter for action at a shareholders’ meeting, including the nomination of directors, and who wish to have the proposal and/or nominee included in the Proxy Statement for that meeting must comply with the provisions of the Company’s By-Laws that are described more fully in this Proxy Statement in the section entitled “Shareholder Proposals for 2007 Annual Meeting and Director Nominations.”

The independence standards set forth in the Company’s Principles of Corporate Governance mandate that at least a majority of the members of the Board be independent, non-employee directors, with no more than two Board members being present or former members of management. All members of the Audit Committee, Compensation and Human Resources Committee and Corporate Responsibility and Governance Committee must be independent directors. In addition, each member of the Audit Committee must be financially literate and at least one member of the Audit Committee must have accounting or related financial management expertise and qualify as an audit committee financial expert. However, aside from these skills and qualifications, the Corporate Responsibility and Governance Committee has not established a set of minimum qualifications that it believes must be met by a candidate recommended by the committee for a position on the Company’s Board of Directors or by any one or more of the Company’s directors because the committee believes that the desired skills and qualifications of the members of the Board of Directors must be assessed annually in the context of the make-up of the Board at that time. This assessment includes a review of generally desired skills (such as industry knowledge or specific expertise, such as financial expertise), core competencies, willingness to devote adequate time to Board duties, judgment, issues of diversity and independence, legal requirements and other factors that are relevant at the time.

The Corporate Responsibility and Governance Committee reviews annually the independence, skills and qualifications of each director candidate, determines whether additional directors are necessary or desirable, and refers its conclusions to the Board of Directors for full discussion and approval. As the need or desire for additional directors arises, the committee has responsibility for the search process, for assessing and determining the selection criteria for new directors and for recommending potential nominees to the Board of Directors for full discussion and approval. Generally, when searching for new directors, the Corporate Responsibility and

Governance Committee retains a third party director search firm to assist the committee in identifying potential nominees with the desired skills and qualifications identified by the committee in the context of the make-up of the Board at that time. The functions performed by any third party director search firm retained by the Corporate Responsibility and Governance Committee in the future may vary from time to time, as determined by the committee. Invitations to join the Board of Directors are extended by the Chairman of the Board and, if the Chairman of the Board and the Chief Executive Officer hold the same position, the Chair of the Corporate Responsibility and Governance Committee.

During 2005, the Corporate Responsibility and Governance Committee retained and paid a fee to a third party director search firm to assist the committee in its search for potential nominees. Based on the specific criteria developed by the Board for these candidates, the third party director search firm developed an initial list of potential candidates for consideration by the Corporate Responsibility and Governance Committee, conducted due diligence with respect to the potential candidates, worked with the committee to evaluate and narrow the list of potential candidates, and solicited interest from the potential candidates selected by the Corporate Responsibility and Governance Committee. Messrs. Halata and Murphy were interviewed by members of the Board of Directors including the Chairman of the Board, the Chairman of the Corporate Responsibility and Governance Committee and the Chief Executive Officer. The Corporate Responsibility and Governance Committee reviewed and evaluated the background, experience and skills of the candidates in the context of the make-up of the Lyondell Board and the criteria developed in connection with the search for new directors in 2005. As a result of this process, the Corporate Responsibility and Governance Committee recommended Messrs. Halata’s and Murphy’s appointments as members of the Board of Directors. Effective February 9, 2006, the Board of Directors appointed Messrs. Halata and Murphy as directors of the Company.

The Corporate Responsibility and Governance Committee generally intends to use the same process to evaluate director candidates recommended by shareholders as it uses to evaluate other director candidates. However, if a candidate is recommended by a specific shareholder or group of shareholders, the Corporate Responsibility and Governance Committee would evaluate the candidate to assess whether the candidate could impartially represent the interests of all shareholders in perpetuating a successful business without unduly favoring the particular interests of the recommending shareholder or group of shareholders.

Code of Ethics

Lyondell has adopted a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Lyondell’s code of ethics, known as its Business Ethics and Conduct Policy, applies to all officers and employees of Lyondell, including its principal executive officer, principal financial officer, principal accounting officer and controller, and also applies to all members of the Lyondell Board of Directors. Lyondell has posted its Business Ethics and Conduct Policy on its website, www.lyondell.com. In addition, Lyondell intends to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Business Ethics and Conduct Policy that applies to Lyondell’s principal executive officer, principal financial officer, principal accounting officer or controller and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on its website, www.lyondell.com.

ELECTION OF DIRECTORS

Proposal 1 on Proxy Card

Pursuant to the Company’s Certificate of Incorporation and its By-Laws, the members of the Board of Directors serve for one-year terms, and hold office until their successors are elected and qualified or until their earlier resignation or removal. In connection with its August 2002 sale to Occidental Chemical Holding Corporation of shares of Lyondell Common Stock and warrants to purchase Lyondell Common Stock, which was approved by the Company’s shareholders, the Company entered into a stockholders agreement. In the stockholders agreement, the Company agreed to exercise all of its authority under applicable law to cause any slate of directors presented to the Company’s shareholders for election to the Board of Directors to include both Dr. Ray R. Irani and Stephen I. Chazen, as long as Dr. Irani and Mr. Chazen are qualified to serve and Occidental and its subsidiaries beneficially own at least 34 million shares of the Company’s Common Stock (excluding shares to be issued upon exercise of the warrants). If Occidental and its subsidiaries beneficially own less than 34 million shares but at least 17 million shares of the Company’s Common Stock (excluding shares to be issued upon exercise of the warrants), then the Company is required to include only one of Dr. Irani or Mr. Chazen (to be selected by the Company) in any slate of directors presented to the Company’s shareholders for election. If Occidental and its subsidiaries beneficially own less than 17 million shares of the Company’s Common Stock (excluding shares to be issued upon exercise of the warrants), neither Dr. Irani nor Mr. Chazen will be entitled to be included in the slate of directors presented to the Company’s shareholders for election. As described under “Principal Shareholders,” Occidental beneficially owns 30,307,860 shares of the Company’s Common Stock, excluding shares to be issued upon exercise of the warrants. Accordingly, pursuant to the stockholders agreement, Mr. Chazen has been included in the slate of directors for election, and Dr. Irani will not stand for re-election. Messrs. Clark and Hinchliffe will not stand for re-election at the Annual Meeting because they have attained the retirement age established by the Company’s Principles of Corporate Governance.

The Board of Directors has selected the persons listed below as nominees for election to the Board. Each of the persons listed below currently serves as a member of the Company’s Board of Directors. Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the eleven nominees listed below. The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting.

All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The Board of Directors recommends that you vote FOR election of each nominee listed below. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

The following biographical information is furnished with respect to each of the nominees for election at the Annual Meeting. The information includes age as of March 9, 2006, present position, if any, with Lyondell, period served as director, and other business experience during at least the past five years.

Carol A. Anderson, 59

Ms. Anderson was elected a director of Lyondell effective December 11, 1998. She currently is Managing Director of New Century Investors, LLC, which manages private equity investments in high technology ventures. Prior thereto, from April 1998, Ms. Anderson served as Managing Director of TSG International. From 1993 until March 1998, Ms. Anderson served as Managing Director of Merrill International, Ltd., which developed energy projects worldwide. Ms. Anderson serves on the board and Executive Committee of the National Conference on Citizenship. She is also an arbitrator for the National Association of Securities Dealers and the New York Stock Exchange, and a mediator as certified by the Supreme Court of Florida.

Ms. Anderson is a member of the Audit Committee and the Compensation and Human Resources Committee.

Dr. William T. Butler, 73

Dr. Butler was elected Chairman of the Board of Directors of Lyondell on June 30, 1997. He has served as a director of Lyondell since his election on December 21, 1988, effective as of January 25, 1989. Dr. Butler served as Chancellor of Baylor College of Medicine from 1996 through 2004, and is currently Chancellor Emeritus. From 1979 until January 1996, he served as President and Chief Executive Officer of Baylor College of Medicine.

Dr. Butler is Chair of the Executive Committee and is a member of the Compensation and Human Resources Committee and the Corporate Responsibility and Governance Committee.

Stephen I. Chazen, 59

Mr. Chazen has served as a director of Lyondell since August 22, 2002. Mr. Chazen is Senior Executive Vice President and Chief Financial Officer for Occidental Petroleum Corporation (an oil and gas exploration and production company and a marketer and manufacturer of chemicals). Mr. Chazen joined Occidental as Executive Vice President—Corporate Development in 1994 and the additional responsibilities of Chief Financial Officer were added in 1999. Prior to Occidental, Mr. Chazen held numerous positions from 1982 to 1994 in the investment banking division of Merrill Lynch, where he was a Managing Director.

Travis Engen, 61

Mr. Engen was elected a director of Lyondell effective as of April 1, 1995. Mr. Engen served as President and Chief Executive Officer of Alcan Inc. (an aluminum manufacturer and supplier of packaging materials) from March 12, 2001 until March 11, 2006. Prior thereto, from December 1995, Mr. Engen served as Chairman and Chief Executive of ITT Industries, Inc. (a diversified manufacturing company). From 1991 until December 1995, he served as Executive Vice President of ITT Corporation. Mr. Engen also is a director of Alcan Inc.

Mr. Engen is Chair of the Compensation and Human Resources Committee and is a member of the Corporate Responsibility and Governance Committee and the Executive Committee.

Paul S. Halata, 55

Mr. Halata was elected a director of Lyondell effective as of February 9, 2006. Mr. Halata is President and Chief Executive Officer of Mercedes-Benz USA, LLC, a position he has held since 1999. Mr. Halata was Managing Director of Mercedes-Benz United Kingdom from 1997 to 1999, Senior Vice President of Sales and

Marketing Worldwide from 1995 to 1997 and, from 1990 to 1995, he held the dual roles of Chief Executive Officer of Mercedes-Benz Canada and Vice President of North American Affairs. Mr. Halata began his career with Mercedes-Benz as a salesman in 1972.

Danny W. Huff, 55

Mr. Huff was elected a director of Lyondell on August 5, 2003. Mr. Huff served as Executive Vice President, Finance and Chief Financial Officer of Georgia-Pacific Corporation, one of the world’s leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals, from November 1999 through December 2005. Prior to that time, he served as Georgia-Pacific’s Vice President and Treasurer from February 1996 to November 1999 and Treasurer from October 1993 to February 1996. Prior to joining Georgia-Pacific in 1979, Mr. Huff held various auditing positions at KMG Peat Marwick from 1973 to 1979.

Mr. Huff is Chair of the Audit Committee and is a member of the Corporate Responsibility and Governance Committee.

David J. Lesar, 52

Mr. Lesar was elected a director of Lyondell effective July 28, 2000. He currently serves as Chairman, President and Chief Executive Officer of Halliburton Company, one of the world’s largest diversified energy services, engineering and construction companies. Prior to his current position, Mr. Lesar served as President and Chief Operating Officer of Halliburton Company from June 1997 to August 2000. He also previously served as President and Chief Executive Officer for Brown & Root, Inc., as Executive Vice President and Chief Financial Officer for Halliburton Company and as Executive Vice President of Finance and Administration for Halliburton Energy Services. Prior to joining Halliburton in 1993, Mr. Lesar was a commercial group director and partner at Arthur Andersen Company.

Mr. Lesar is a member of the Audit Committee, the Compensation and Human Resources Committee and the Executive Committee.

David J.P. Meachin, 65

Mr. Meachin was appointed a director of Lyondell as of December 1, 2004. Mr. Meachin served as a director of Millennium Chemicals Inc. since its demerger (i.e., spin-off) from Hanson PLC in October 1996 until November 30, 2004. Mr. Meachin has been Chairman, Chief Executive and founder of Cross Border Enterprises, L.L.C., a private international merchant banking firm, since its formation in 1991. He was a Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. from 1981 to 1991. Mr. Meachin is a member of the Advisory Board of Gow & Partners, an executive recruiting firm, a director and past Vice Chairman of the University of Cape Town Fund in New York, a director and past Chairman of the British American Educational Foundation and a member of the Advisory Board of the South African Chamber of Commerce America. Mr. Meachin is a member of the Corporate Responsibility and Governance Committee.

Daniel J. Murphy, 57

Mr. Murphy was elected a director of Lyondell effective as of February 9, 2006. Mr. Murphy is President, Chief Executive Officer and Chairman of the Board of Alliant Techsystems Inc., a supplier of aerospace and defense products (“ATK”). Mr. Murphy has been Chief Executive Officer of ATK since 2003 and Chairman since April 2005. Prior thereto, he was Group Vice President, ATK Precision Systems Group, from 2002 to 2003, and President ATK Tactical Systems, from 2001 to 2002. Mr. Murphy retired from the U.S. Navy with the rank of Vice Admiral in 2000, following a 30-year career.

Dan F. Smith, 59

Mr. Smith was named Chief Executive Officer in December 1996 and President of the Company in August 1994. Mr. Smith has been a director since October 1988. Since December 1, 1997, Mr. Smith has also served as the Chief Executive Officer of Equistar. Mr. Smith has also served as the Chief Executive Officer of Millennium since December 1, 2004. Mr. Smith served as Chief Operating Officer of the Company from May 1993 to December 1996. Prior thereto, Mr. Smith held various positions including Executive Vice President and Chief Financial Officer of the Company, Vice President, Corporate Planning of ARCO and Senior Vice President in the areas of management, manufacturing, control and administration for the Company and the Lyondell Division of ARCO. Mr. Smith is a director of Cooper Industries, Inc. and is a member of the Partnership Governance Committee of Equistar.

Mr. Smith is a member of the Executive Committee.

Dr. William R. Spivey, 59

Dr. Spivey was elected a director of Lyondell on July 5, 2000. Dr. Spivey was Chief Executive Officer and President of Luminent Inc. from 2000 to 2001. Prior to joining Luminent, Dr. Spivey was Group President, Network Products Group for Lucent Technologies since 1997. Prior to joining Lucent, from 1994 to 1997, Dr. Spivey was Vice President of the Systems and Components Group of AT&T. From 1991 to 1994, he was President of Tektronix Development Co. and Group President at Tektronix, Inc. He also held senior management positions with Honeywell, Inc. and General Electric. He also is a director of The Laird Group, plc, Novellus Systems Inc., Raytheon Company, ADC Telecommunication, Inc. and Cascade Microtech, Inc.

Dr. Spivey is Chair of the Corporate Responsibility and Governance Committee and is a member of the Audit Committee.

PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2 on Proxy Card

Lyondell’s Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to audit the annual financial statements of Lyondell for the year 2006. PricewaterhouseCoopers audited the financial statements of Lyondell for 2005.

Representatives of PricewaterhouseCoopers will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

The proposal to ratify the appointment of PricewaterhouseCoopers will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting.

The Board of Directors recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The following table presents fees for audit services rendered by PricewaterhouseCoopers for the audit of Lyondell’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed or expected to be billed for audit-related, tax and all other services rendered by PricewaterhouseCoopers during those periods. The amounts do not include fees for such services rendered by PricewaterhouseCoopers during those periods for Equistar and Millennium, which are separate registrants.

Thousands of dollars	2005	2004
Audit fees (a)	$3,406	$4,726
Audit-related fees (b)	302	134
Tax fees (c)	1,105	357
All other fees (d)	—	30

Total	$4,813	$5,247

(a)	Audit fees consist of the aggregate fees billed or expected to be billed for professional services rendered by PricewaterhouseCoopers for the audit of Lyondell’s annual financial statements, the review of financial statements included in Lyondell’s Form 10-Qs or for services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for those fiscal years. Of the 2004 audit fees shown in the table, $800,000 represents fees billed in 2005 related to 2004 audit services. Of the 2005 audit fees shown in the table, $1,454,000 represents fees expected to be billed in 2006 related to 2005 audit services. Equistar and Millennium are separate registrants and, accordingly, the amounts shown in the table do not include (1) $1,350,000 and $1,920,000 for Equistar for 2005 and 2004, respectively, and (2) $4,397,000 and $5,391,000 for Millennium for 2005 and 2004, respectively.

(b)

Audit-related fees consist of the aggregate fees billed for assurance and related services by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of Lyondell’s financial statements. This category includes fees related to: the performance of audits of Lyondell’s benefit plans; agreed-upon or expanded audit procedures relating to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by regulatory or standard setting bodies. Of the 2005 audit-related fees shown in the table, $251,000 represents fees expected to be billed in 2006 related to 2005 audit-related services. Equistar and Millennium are separate registrants and, accordingly, the amounts shown in the table do not include (1) $297,000 and $120,000 for Equistar for 2005 and 2004, respectively, and (2) $226,000 and $89,000 for Millennium for 2005 and 2004, respectively.

(c)	Tax fees consist of the aggregate fees billed for professional services rendered by PricewaterhouseCoopers for federal, state and international tax compliance and advice in 2005 and 2004. No fees were paid for tax planning services. Millennium is a separate registrant and, accordingly, the amounts shown in the table do not include $774,000 and $437,000 for Millennium for 2005 and 2004, respectively. Equistar also is a separate registrant, and Equistar did not have any fees in this category during 2005 and 2004.

(d)	All other fees consist of the aggregate fees billed for products and services provided by PricewaterhouseCoopers, other than the services described in notes (a) through (c) above. In 2004, these fees related to European subsidy and advisory services and the terms of an operating agreement. Millennium is a separate registrant and, accordingly, the amounts shown in the table do not include $3,000 for Millennium for 2004. Millennium did not have any fees in this category during 2005. Equistar also is a separate registrant, and Equistar did not have any fees in this category during 2005 and 2004.

Pre-Approval Policy

The Audit Committee is directly responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In 2003, the Audit Committee established a policy requiring the Audit Committee to pre-approve all audit and non-audit services to be performed for Lyondell by the independent registered public accounting firm (including affiliates or related member firms) to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. Additionally, as a result of Lyondell’s November 30, 2004 acquisition of Millennium, Equistar and Millennium became consolidated subsidiaries of Lyondell. Therefore, to protect the independence of Equistar’s and Millennium’s independent registered public accounting firm and to ensure that services provided by the independent registered public accounting firm are pre-approved by an independent governing body, on December 1, 2004, Lyondell’s Audit Committee revised its pre-approval policy such that all audit and non-audit services to be performed for Lyondell or any of its subsidiaries and affiliates, including Equistar and Millennium, by the independent registered public accounting firm (including affiliates or related member firms) must be pre-approved by Lyondell’s Audit Committee, which is comprised entirely of independent directors.

Under the revised policy, a centralized service request procedure is used for all requests for the independent registered public accounting firm to provide services to Lyondell, its subsidiaries or affiliates. Under this procedure, all requests for the independent registered public accounting firm to provide services to Lyondell, its subsidiaries or affiliates initially are submitted to Lyondell’s Vice President and Controller. Each such request must include a detailed description of the services to be rendered. If the proposed services have not already been pre-approved by Lyondell’s Audit Committee, the Vice President and Controller will submit the request and a detailed description of the proposed services to Lyondell’s Audit Committee. Requests to provide services that require pre-approval by Lyondell’s Audit Committee also must include a statement as to whether, in the view of the Vice President and Controller, the request is consistent with the SEC’s rules on independent registered public accounting firm independence.

As permitted by the SEC, to ensure prompt handling of unexpected matters, Lyondell’s Audit Committee has delegated to the Chairman of the Audit Committee the committee’s pre-approval authority under the pre-approval policy. The Chairman will report any of his pre-approval decisions to the Audit Committee at the next regularly-scheduled meeting following any such decisions.

The Audit Committee has designated Lyondell’s Senior Vice President and Chief Financial Officer to monitor the performance of all services provided by the independent registered public accounting firm and to review compliance with the pre-approval policy. The Senior Vice President and Chief Financial Officer will report to the Audit Committee periodically on the results of the monitoring.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five independent directors. The general purposes of the Audit Committee are to: (1) assist the Board of Directors in fulfilling its fiduciary and oversight responsibilities relating to the Company’s financial reporting standards and practices and the integrity of the Company’s financial statements, (2) monitor the adequacy of and promote the Company’s continued emphasis on internal controls, (3) assist the Board of Directors in its oversight of the performance of the Company’s internal audit function and independent auditor, and the independent auditor’s qualifications and independence, (4) maintain open, continuing and direct communications between the Board of Directors, the Audit Committee and both the Company’s independent auditor and its internal auditors, (5) monitor the Company’s compliance with legal and regulatory requirements and initiate special investigations as deemed necessary and (6) prepare this annual Audit Committee Report. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report on the consolidated financial statements or performing other audit, review or attest services for the Company. The Audit Committee also pre-approves all audit and non-audit services to be performed by the independent auditor, in accordance with the Audit Committee’s pre-approval policies and procedures described in the section of this Proxy Statement entitled “Principal Accountant Fees and Services.” In addition, the Audit Committee reviews at least annually various related-party contracts and transactions of Lyondell, its subsidiaries and the joint ventures it operates. The specific duties of the Audit Committee are set forth in the charter of the Audit Committee, which was adopted by the Board of Directors.

The Company’s management is primarily responsible for the Company’s financial statements, internal controls and the quality and integrity of the financial reporting process. The independent auditor, PricewaterhouseCoopers, is a registered public accounting firm and is responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles in the United States, and the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the internal control over financial reporting. The Audit Committee is responsible for overseeing the financial reporting process and internal control over financial reporting on behalf of the Board of Directors and recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report.

The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation with respect to 2005. First, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent auditor for 2005, those matters that PricewaterhouseCoopers communicated to the Audit Committee as required by SAS 61 and SAS 90 (Codification of Statements on Auditing Standards, AU §380). These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed PricewaterhouseCoopers’ independence with PricewaterhouseCoopers and received written disclosures and a letter from PricewaterhouseCoopers regarding independence as required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees). These discussions and disclosures assisted the Audit Committee in evaluating PricewaterhouseCoopers’ independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and

PricewaterhouseCoopers, the Company’s audited financial statements and internal control over financial reporting. Based on discussions with PricewaterhouseCoopers concerning the audit, the independence discussions, the financial statement review and the review of internal control over financial reporting and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Respectfully submitted,

Danny W. Huff (Chairman)

Carol A. Anderson

Stephen F. Hinchliffe, Jr.

David J. Lesar

William R. Spivey

The Audit Committee

Pursuant to SEC rules, the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.

EXECUTIVE COMPENSATION

The following table sets forth information regarding the Chief Executive Officer and the next four most highly compensated executive officers of the Company (collectively, the “named executive officers”). The notes to the table set forth additional explanatory information regarding the compensation described in the table. Certain information presented for 2004 and 2003 has been reclassified to be consistent with the presentation for 2005.

Summary Compensation Table

Name and Principal Position	Year				Long-Term Compensation			All Other Compensation ($)(e)
		Annual Compensation			Awards		Payouts
		Salary ($)	Bonus ($)(a)	Other Annual Compensation ($)(b)	Restricted Stock Awards ($)(c)	Securities Underlying Options (#)	Long-Term Incentive Payouts ($)(d)
Dan F. Smith (f)	2005	1,150,000	1,129,300	—	706,517	148,426	12,389,300	201,756
President and Chief	2004	1,050,036	559,249	6,400	1,111,188	160,133	3,419,440	184,234
Executive Officer	2003	1,050,036	—	6,400	644,315	434,283	4,032,653	147,398

Morris Gelb	2005	684,996	504,500	9,517	314,960	66,169	4,976,065	168,870
Executive Vice President and	2004	581,828	232,411	10,971	560,286	77,624	967,627	130,492
Chief Operating Officer	2003	581,828	—	12,352	321,990	217,032	798,683	172,693

T. Kevin DeNicola	2005	434,980	256,290	6,400	172,988	36,342	2,472,915	78,288
Senior Vice President and	2004	367,536	117,450	6,400	309,893	40,692	390,447	66,563
Chief Financial Officer	2003	367,536	—	6,400	158,724	106,982	260,932	56,466

Edward J. Dineen	2005	458,016	269,863	—	146,998	30,883	2,616,028	85,188
Senior Vice President,	2004	434,720	138,919	6,400	255,204	36,386	655,171	76,335
Chemicals and Polymers	2003	434,720	—	6,400	150,930	101,734	458,623	78,828

Kerry A. Galvin	2005	415,012	224,148	—	127,949	26,877	2,258,028	61,956
Senior Vice President,	2004	364,468	106,764	13,934	232,645	30,553	620,882	55,463
General Counsel and	2003	364,468	—	—	122,077	82,282	319,257	49,471
Secretary

(a)	As described in the section of this Proxy Statement entitled “Compensation and Human Resources Committee Report,” the annual cash bonus formula for 2005, 2004 and 2003 used a five-year average of economic value.

(b)	The amounts shown in this column include: financial counseling reimbursement and financial counseling tax reimbursement. Use of the Company airplane is primarily for business purposes. The aggregate personal use of the Company airplane by all employees, including executive officers, was valued at less than $5,000 in 2005.

Financial Counseling Reimbursement:

Year	Mr. Smith	Mr. Gelb	Mr. DeNicola	Mr. Dineen	Ms. Galvin
2005 . . . . . . . . . . . .	—	5,948	4,000	—	—
2004 . . . . . . . . . . . .	4,000	6,857	4,000	4,000	8,709
2003 . . . . . . . . . . . .	4,000	7,720	4,000	4,000	—

Financial Counseling Tax Reimbursement:

Year	Mr. Smith	Mr. Gelb	Mr. DeNicola	Mr. Dineen	Ms. Galvin
2005 . . . . . . . . . . . .	—	3,569	2,400	—	—
2004 . . . . . . . . . . . .	2,400	4,114	2,400	2,400	5,225
2003 . . . . . . . . . . . .	2,400	4,632	2,400	2,400	—

(c)	Messrs. Smith, Gelb, DeNicola and Dineen and Ms. Galvin received restricted stock awards under the Lyondell Chemical Company Amended and Restated 1999 Incentive Plan the (“Incentive Plan”) on January 20, 2005 in the following amounts, as part of their compensation packages: 24,738 shares for Mr. Smith; 11,028 shares for Mr. Gelb; 6,057 shares for Mr. DeNicola; 5,147 shares for Mr. Dineen and 4,480 shares for Ms. Galvin. The restricted stock awards vest annually in three equal installments beginning on January 20, 2006. The valuation of the January 2005 restricted stock awards in the table was calculated using the fair market value of the Company’s Common Stock on the date of grant, which was $28.56 per share. The aggregate amounts of all unvested restricted stock holdings of the named executive officers at December 31, 2005 are as follows: 85,621 shares for Mr. Smith; 41,649 shares for Mr. Gelb; 22,474 shares for Mr. DeNicola; 19,209 shares for Mr. Dineen and 16,883 shares for Ms. Galvin. The value of these aggregate unvested restricted stock holdings at December 31, 2005, based on the Common Stock’s closing price on December 30, 2005 (the last trading day in 2005) of $23.82 per share, was: $2,039,492 for Mr. Smith; $992,079 for Mr. Gelb; $535,331 for Mr. DeNicola; $457,558 for Mr. Dineen and $402,153 for Ms. Galvin. The named executive officers receive cash dividend equivalent payments on shares of unvested restricted stock at the same rate that shareholders receive dividends, and such amounts are included in “All Other Compensation.”

(d)	The payout amounts shown for all named executive officers represent the sum of (1) deferred cash payments made by the Company with respect to restricted stock awards and (2) payments made with respect to performance shares, including equivalent cash awards, granted by the Company in February 2000 (with a performance cycle from January 1, 2000 to December 31, 2002), February 2001 (with a performance cycle from January 1, 2001 to December 31, 2003) and February 2002 (with a performance cycle from January 1, 2002 to December 31, 2004), as set forth below.

Payments with respect to Restricted Stock:

The payout amounts shown for Messrs. Smith, Gelb, DeNicola, Dineen and Ms. Galvin for 2005 represent the deferred cash payments made in 2005 with respect to restricted stock awarded to them in February 2003 and February 2004. The 2005 cash payments were equal to the value of the restricted stock to which they became vested in 2005. The February 2004 restricted stock awards to Messrs. Smith, Gelb, DeNicola, Dineen and Ms. Galvin vested with respect to one third of the shares covered thereby on February 5, 2005. To determine the value of the restricted stock that vested on February 5, 2005, which was not a trading day on the New York Stock Exchange, the Company used the closing price on February 4, 2005 (the nearest trading day before February 5, 2005) of $30.75. The February 2003 restricted stock awards to Messrs. Smith, Gelb, DeNicola, Dineen and Ms. Galvin vested with respect to the second third of the shares covered thereby on February 7, 2005, on which date the Common Stock had a closing sale price of $31.21.

Payments with respect to Performance Shares:

The amount earned pursuant to a performance share or equivalent cash award from the Company is based on the Company’s total shareholder return ranking over the course of the performance cycle. Over the 2000-2002 performance cycle, the Company received a total shareholder return percentile ranking of 75, resulting in a Lyondell performance share award payment during 2003 equivalent to the value of 183.33% of each 2000 target performance share or equivalent cash award. Performance share award payments may be made in shares of Common Stock, cash, or a combination thereof, at the discretion of the Compensation and Human Resources Committee. Payments with respect to the 2000 performance share and equivalent cash awards were made in cash during 2003. The payout amounts shown for Messrs. Smith, Gelb, DeNicola and Dineen and Ms. Galvin for 2003 include cash payments made during 2003 with respect to their 2000 grants of performance shares, including equivalent cash awards, in the following amounts: $4,032,653 for Mr. Smith; $798,683 for Mr. Gelb; $260,932 for Mr. DeNicola; $403,915 for Mr. Dineen and $319,257 for Ms. Galvin.

Over the 2001-2003 performance cycle, the Company received a total shareholder return percentile ranking of 55.17, resulting in a Lyondell performance share award payment during 2004 equivalent to the value of 117.24% of each 2001 target performance share or equivalent cash award. Performance share award payments may be made in shares of Common Stock, cash, or a combination thereof, at the discretion of the Compensation and Human Resources Committee. Payments with respect to the 2001 performance share and equivalent cash awards were made in cash during 2004. The payout amounts shown for Messrs. Smith, Gelb, DeNicola and Dineen and Ms. Galvin for 2004 include cash payments made during 2004 with respect to their 2001 grants of performance shares, including equivalent cash awards, in the following amounts: $3,117,104 for Mr. Smith; $816,547 for Mr. Gelb; $315,973 for Mr. DeNicola; $584,348 for Mr. Dineen and $563,598 for Ms. Galvin.

Over the 2002-2004 performance cycle, the Company received a total shareholder return percentile ranking of 100, resulting in a Lyondell performance share award payment during 2005 equivalent to the value of 200% of each 2002 target performance share or equivalent cash award. Performance share award payments may be made in shares of Common Stock, cash, or a combination thereof, at the discretion of the Compensation and Human Resources Committee. Payments with respect to the 2002 performance share and equivalent cash awards were made in cash during 2005. The payout amounts shown for Messrs. Smith, Gelb, DeNicola and Dineen and Ms. Galvin for 2005 include cash payments made during 2005 with respect to their 2002 grants of performance shares, including equivalent cash awards, in the following amounts: $11,179,163 for Mr. Smith; $4,368,305 for Mr. Gelb; $2,153,027 for Mr. DeNicola; $2,335,630 for Mr. Dineen and $2,015,440 for Ms. Galvin.

(e)	The amounts shown include contributions to the Executive Supplementary Savings Plan, incremental executive medical plan premiums, Long-Term Disability Plan premiums, certain amounts with respect to the Executive Life Insurance Plan and the Optional Life Insurance Plan, above-market interest on the Former Executive Deferral Plan and the New Executive Deferral Plan, as described on pages 29 and 30 of the Proxy Statement and dividend equivalents paid on unvested restricted stock. The amounts included for 2005 are as follows:

	Mr. Smith	Mr. Gelb	Mr. DeNicola	Mr. Dineen	Ms. Galvin
Executive Supplementary Savings Plan	68,885	40,981	26,021	27,454	24,842
Incremental Medical Plan Premiums	18,243	24,315	15,398	24,315	8,105
Long-Term Disability Plan Premiums	9,944	5,755	9,856	8,694	8,632
Executive & Optional Life Insurance Plans	22,209	9,649	2,543	3,902	1,474
Above-market interest on Former Executive Deferral Plan and New Executive Deferral Plan	5,416	50,686	4,244	3,535	3,708
Dividend equivalents on unvested restricted stock	77,059	37,484	20,227	17,288	15,195

(f)	Mr. Smith also serves as Chief Executive Officer of Equistar and, since December 1, 2004, Millennium. Mr. Smith does not receive any compensation from Equistar or Millennium. However, in recognition of Mr. Smith’s services as Chief Executive Officer of Equistar and Millennium for 2005, Equistar paid $3.4 million to Lyondell, and Millennium paid $800,000 to Lyondell, under shared services agreements with Lyondell.

Option Grants in 2005

	Individual Grants (a)
Name	No. of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2005	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)
Mr. Smith	148,426	32.68	28.56	1/20/2015	1,430,827
Mr. Gelb	66,169	14.57	28.56	1/20/2015	637,869
Mr. DeNicola	36,342	8.00	28.56	1/20/2015	350,337
Mr. Dineen	30,883	6.80	28.56	1/20/2015	297,712
Ms. Galvin	26,877	5.92	28.56	1/20/2015	259,094

(a)	All of the named executive officers received grants of stock options pursuant to the Incentive Plan on January 20, 2005. The options to purchase Common Stock that were granted to the named executive officers vest in one-third annual increments, with the first third vesting on January 20, 2006. The grant date present value per share of options granted on January 20, 2005 was estimated using the Black-Scholes option-pricing model and the following assumptions: fair value per share of options granted–$9.64; dividend yield–3.11%; expected volatility–35.21%; risk-free interest rate–4.24%; and maturity in years–10.

The following table shows (1) the number and value of stock options exercised by each named executive officer during 2005 and (2) the number of shares of Common Stock represented by outstanding options held by each of the named executive officers as of December 31, 2005, including the value of “in-the-money” options, which represents the positive spread between the exercise price of any such option and the year-end price of the Common Stock.

Option Values at December 31, 2005 (a)

Name	Shares Acquired On Exercise (#)		Value Realized ($)		Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
					Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Smith	57,500	(b)	740,313	(c)	2,812,169	148,426	25,131,429	—
Mr. Gelb	617,252	(b)	6,603,012	(c)	294,656	66,169	2,863,203	—
Mr. DeNicola	—		—		426,680	36,342	3,681,641	—
Mr. Dineen	116,500		1,503,083	(c)	287,816	30,883	2,673,595	—
Ms. Galvin	—		—		392,409	26,877	3,524,929	—

(a)	On December 30, 2005, the last trading day in 2005, the last reported closing sale price in 2005, as reported on the New York Stock Exchange, of Lyondell’s Common Stock was $23.82 per share. Pursuant to the award agreements, all stock options granted by Lyondell during 2003 pursuant to the Incentive Plan vested as of November 23, 2004 because the closing sale price of Lyondell’s Common Stock was greater than two times the exercise price of those stock options for at least five consecutive trading days. In addition, as a result of Lyondell’s acquisition of Millennium, all stock options granted by Lyondell during 2002 and 2004 pursuant to the Incentive Plan vested as of December 1, 2004.

(b)	The amounts represent shares acquired and sold during 2005 pursuant to a pre-established Rule 10b5-1(c) trading plan.

(c)	The amounts represent the difference between the actual sales price and the option exercise price.

Long-Term Incentive Plans—Awards in 2005 (a)

	Number of Shares, Units or Other Rights (b)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name			Threshold (#)	Target (#)	Maximum (#)
Mr. Smith	99,294	1/1/05-12/31/07	19,859	99,294	198,588
Mr. Gelb	44,265	1/1/05-12/31/07	8,853	44,265	88,530
Mr. DeNicola	24,312	1/1/05-12/31/07	4,862	24,312	48,624
Mr. Dineen	20,660	1/1/05-12/31/07	4,132	20,660	41,320
Ms. Galvin	17,980	1/1/05-12/31/07	3,596	17,980	35,960

(a)	The awards granted to each of the named executive officers are pursuant to the Incentive Plan and represent awards of performance units, all of which may be earned if the Company achieves its target performance over the years 2005-2007. Awards may be paid in Common Stock, cash or a combination thereof, at the discretion of the Compensation and Human Resources Committee. The Company’s performance target is to achieve total shareholder return (defined as the change in market price of the Common Stock plus dividend yield measured over the course of the performance cycle) during the performance cycle of at least the fiftieth percentile, as compared to the companies in its peer group. In order for any performance units to be earned under the original terms of the awards, the Company must achieve a total shareholder return ranking of at least the thirtieth percentile (the threshold amount); and total shareholder return in the eightieth percentile will result in the maximum payment set forth above. Shareholder returns between the thirtieth and fiftieth percentile, or between the fiftieth and eightieth percentile, will be interpolated between the values listed above. The peer group is comprised of the entities that are in the S&P 500 Chemicals Index and entities that are in the S&P Mid Cap 400 Chemicals Index.

(b)	Amounts in this column represent the payout “target.” As a result of Lyondell’s acquisition of Millennium, the pay out for the outstanding performance share awards granted in 2002, 2003 and 2004 will be no less than the “target” payout at the end of the respective three-year performance cycle covered by the awards. Up to two times the “target” amount may pay out as the “maximum” payout described in this table.

Annual Pension Benefits

The following table shows estimated annual pension benefits payable to the Company’s employees, including executive officers of the Company, upon retirement at age 65 based on credited service as of January 1, 2006, under the provisions of the Lyondell Retirement Plan and the Lyondell Supplementary Executive Retirement Plan (together, the “Lyondell Retirement Plan”), which are described below.

Pension Table

Average Final Earnings (Base Salary plus Annual Bonus) Highest 36 Consecutive Months Out of Last 120 Months	Approximate Annual Benefit for Years of Membership Service Indicated (a)(b)
	15 Years	20 Years	25 Years	30 Years	35 Years
$3,200,000	$696,000	$928,000	$1,160,000	$1,392,000	$1,624,000
3,100,000	674,250	899,000	1,123,750	1,348,500	1,573,250
3,000,000	652,500	870,000	1,087,500	1,305,000	1,522,500
2,900,000	630,750	841,000	1,051,250	1,261,500	1,471,750
2,800,000	609,000	812,000	1,015,000	1,218,000	1,421,000
2,700,000	587,250	783,000	978,750	1,174,500	1,370,250
2,600,000	565,500	754,000	942,500	1,131,000	1,319,500
2,500,000	543,750	725,000	906,250	1,087,500	1,268,750
2,400,000	522,000	696,000	870,000	1,044,000	1,218,000
2,300,000	500,250	667,000	833,750	1,000,500	1,167,250
2,200,000	478,500	638,000	797,500	957,000	1,116,500
2,100,000	456,750	609,000	761,250	913,500	1,065,750
2,000,000	435,000	580,000	725,000	870,000	1,015,000
1,900,000	413,250	551,000	688,750	826,500	964,250
1,800,000	391,500	522,000	652,500	783,000	913,500
1,700,000	369,750	493,000	616,250	739,500	862,750
1,600,000	348,000	464,000	580,000	696,000	812,000
1,500,000	326,250	435,000	543,750	652,500	761,250
1,400,000	304,500	406,000	507,500	609,000	710,500
1,300,000	282,750	377,000	471,250	565,500	659,750
1,200,000	261,000	348,000	435,000	522,000	609,000
1,100,000	239,250	319,000	398,750	478,500	558,250
1,000,000	217,500	290,000	362,500	435,000	507,500
900,000	195,750	261,000	326,250	391,500	456,750
800,000	174,000	232,000	290,000	348,000	406,000
700,000	152,250	203,000	253,750	304,500	355,250
600,000	130,500	174,000	217,500	261,000	304,500
500,000	108,750	145,000	181,250	217,500	253,750
400,000	87,000	116,000	145,000	174,000	203,000
300,000	65,250	87,000	108,750	130,500	152,250
200,000	43,500	58,000	72,500	87,000	101,500

(a)	As of December 31, 2005, the credited years of service (rounded to the nearest whole number) under the Lyondell Retirement Plan for the named executive officers were: Mr. Smith, 31; Mr. Gelb, 36; Mr. DeNicola, 15; Mr. Dineen, 28 and Ms. Galvin, 16.

(b)	All employees’ (including executive officers’) years of service with Atlantic Richfield Company (including ARCO Chemical Company) prior to the creation of Lyondell have been credited under the Company’s retirement plans.

The amounts shown in the above table are necessarily based upon certain assumptions, including retirement of the employee at age 65, based on credited services as of January 1, 2006, and payment for the life of the employee only with a guaranteed minimum payment period of 60 months. The amounts will change if the payment is made under any other form of retirement benefit permitted by the respective retirement plan, or if an employee’s actual retirement occurred after January 1, 2006, since the “annual covered compensation level” of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee’s subsequent years of membership service. The covered compensation for which retirement benefits are computed under the Lyondell Retirement Plan is the average of the participant’s highest 36 consecutive months out of the last 120 months of annual base salary plus annual cash bonus. Annual base salary and annual cash bonus amounts are set forth under the “Salary” and “Bonus” headings in the Summary Compensation Table. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts.

The Company’s Supplementary Executive Retirement Plan (the “SERP”) applies to all officers of the Company, including Messrs. Smith, Gelb, DeNicola, Dineen and Ms. Galvin, as well as certain other key members of management that are designated by the Chief Executive Officer. The SERP provides participants with supplementary retirement benefits not provided under the Company’s qualified retirement plans. Additional accruals are calculated using the same methodology defined under the qualified retirement plans.

Additional retirement accruals under the SERP are earned on the portion of the executive officer’s annual base salary that is in excess of the Internal Revenue Service (the “IRS”) compensation limits for qualified plans. In 2005, the IRS compensation limit was $210,000. Additional retirement accruals may also be earned under the SERP for any base salary the participant may elect to defer into the New Executive Deferral Plan, as described below, and on the participant’s annual cash bonus. Benefits are payable, in accordance with the participant’s prior election, either in a lump sum or in an annuity payment, upon the participant’s death, retirement or eligibility for benefits under the plan. All payments from the SERP will be made in cash. The benefits under the SERP may be paid through a grantor trust.

As of December 31, 2005, the approximate average of the following individuals’ highest 36 consecutive months out of the last 120 months of annual base salary plus annual cash bonus, and years of credited service for purposes of the SERP are as follows:

Name	Average Final Earnings Highest 36 Consecutive Months Out of Last 120 Months ($)	Years of Credited Service	Projected Age 65 Years of Credited Service
Mr. Smith	2,280,774	31	36
Mr. Gelb	872,838	36	42
Mr. DeNicola	520,081	15	29
Mr. Dineen	656,737	28	42
Ms. Galvin	496,470	16	36

Executive Deferral Plan

In November 2005, in response to the American Jobs Creation Act of 2004, the former Executive Deferral Plan (the “Former Executive Deferral Plan”) was amended (1) to freeze further deferrals as of December 31, 2004 into the Former Executive Deferral Plan and (2) such that, effective beginning in 2006, a participant’s account under the Former Executive Deferral Plan accrues interest using the previous monthly average of the closing yield to maturity, as reported by Bloomberg, of the Company’s most junior publicly traded debt as of December 1 of the prior plan year. Also at that time, a new Executive Deferral Plan (the “New Executive Deferral Plan”) was adopted effective January 1, 2005. In February 2006, in connection with the adoption of a revised Change in Control definition, the New Executive Deferral Plan was amended by merging the Former Executive Deferral Plan into the New Executive Deferral Plan. The New Executive Deferral Plan has terms and conditions substantially similar to the Former Executive Deferral Plan, with certain exceptions. The New Executive Deferral Plan applies to all officers of the Company, including Messrs. Smith, DeNicola, Gelb, Dineen and Ms. Galvin, as well as certain other key members of management that are designated by the Chief Executive Officer. Under the New Executive Deferral Plan, elections to defer any element of compensation must be made in the calendar year prior to the year in which the amount is earned. Amounts may be deferred until separation of service from regular employment from the Company, unless the participant has suffered a financial hardship or elected an early distribution at the time the deferral commitment is made. Upon a participant’s separation of service before age 55 or on or after age 55 with less than 10 years of service, benefits are payable in 36 substantially equal monthly installments. Upon a participant’s separation of service on or after age 55 with 10 years of service or due to a disability, benefits are payable, in accordance with the participant’s distribution election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. The benefits under the New Executive Deferral Plan may be paid through a grantor trust. During 2005, a participant’s account under the Former Executive Deferral Plan and the New Executive Deferral Plan accrued interest at a rate based on the previous monthly average of the Salomon Brothers Corporate BB Bond Yield. The average interest rate for 2005 was 6.54 percent. The highest rate of return in 2005 was 7.50 percent, and the lowest was 6.04 percent. Effective beginning 2006, a participant’s account under the Former Executive Deferral Plan and the New Executive Deferral Plan accrues interest using the previous monthly average of the closing yield to maturity, as reported by Bloomberg, of the Company’s most junior publicly traded debt as of December 1 of the prior plan year.

Pursuant to the February 2006 amendment of the New Executive Deferral Plan, all deferred compensation will be subject to the New Executive Deferral Plan’s definition of Change in Control, which conforms to the American Jobs Creation Act of 2004. Under the Former Executive Deferral Plan’s definition of Change in Control, a change in control generally would have occurred if, among other things, (1) the current shareholders did not own at least 80% of the outstanding shares of Lyondell Common Stock after consummation of a transaction or (2) an individual or organization accumulated over 20% of the outstanding shares of Lyondell Common Stock. Under the New Executive Deferral Plan’s definition of Change in Control, a change in control generally occurs if, among other things, (1) the current shareholders do not own at least 50% of the outstanding shares of Lyondell Common Stock after consummation of a transaction or (2) an individual or organization accumulates over 50% of the outstanding shares of Lyondell Common Stock. In February 2006, the Supplemental Executive Benefit Plans Trust Agreement (the “Supplemental Executive Benefit Plans Trust Agreement”) was also amended to revise the definition of Change in Control. The definition under the Supplemental Executive Benefit Plans Trust Agreement is the same as the revised definition under the Severance Plan, as described below. Upon a Change in Control under the Supplemental Executive Benefit Plans Trust Agreement, the Company also will deposit into the Company’s Supplemental Executive Benefit Plans Trust any additional assets necessary to fully fund the benefits due under the SERP and the New Executive Deferral Plan.

Executive Severance Arrangements

The Company’s philosophy is to not enter into employment contracts with officers. Accordingly, none of the executive officers have employment contracts. The executive officers are covered under the Lyondell Chemical Company Amended and Restated Executive Severance Pay Plan (the “Severance Plan”), which was amended in November 2005 in response to the American Jobs Creation Act of 2004. The Severance Plan applies to all officers of the Company, including Messrs. Smith, Gelb, DeNicola, Dineen and Ms. Galvin, as well as certain other key members of management that are designated by the Chief Executive Officer. The Severance Plan also covers officers and other key members of management (as designated by the Chief Executive Officer of Lyondell) of the Company’s subsidiaries (including Equistar and Millennium) and LCR.

In February 2006, the Severance Plan was further amended to revise the definition of Change in Control. Under the prior definition, a Change in Control generally would have occurred if, among other things, (1) the current shareholders did not own at least 80% of the outstanding shares of Lyondell Common Stock after consummation of a transaction or (2) an individual or organization accumulated over 20% of the outstanding shares of Lyondell Common Stock. Under the revised definition, a Change in Control generally occurs if, among other things, (1) the current shareholders do not own at least 50% of the outstanding shares of Lyondell common stock after consummation of a transaction or (2) an individual or organization accumulates over 20% of the outstanding shares of Lyondell common stock. The Severance Plan provides for the payment of certain benefits to covered employees upon certain terminations following a Change in Control of the Company. Under the amended Severance Plan, a “Change in Control” of the Company means any one of the following events:

•	the incumbent directors of the Company (directors as of February 23, 2006 or individuals recommended or approved by a majority of the then incumbent directors other than as a result of either an actual or threatened election contest) cease to constitute at least a majority of the Company’s Board of Directors,

•	the shareholders of the Company approve a merger, consolidation, or recapitalization of the Company, or a sale of substantially all the Company’s assets, unless immediately after the consummation of the transaction, the shareholders of the Company immediately prior to the transaction would own 50% or more of the then outstanding equity interests and combined voting power of the then outstanding voting securities of the resulting entity, the incumbent directors at the time of initial approval of the transaction would, immediately after the transaction, constitute a majority of the Board of Directors or similar managing group of such resulting entity, or any prior beneficial owner now owns more than 20% of the outstanding Common Stock or combined voting power of all voting securities of the Company after the transaction and that ownership interest is 5% more than the ownership interest the person held prior to the transaction,

•	the shareholders of the Company approve any plan for the liquidation or dissolution of the Company, or

•	any person shall become the beneficial owner of more than 20% of the outstanding Common Stock or combined voting power of all voting securities of the Company, unless such person exceeds 20% ownership solely as a result of (A) the Company acquiring securities and correspondingly reducing the number of shares or other voting securities outstanding, (B) an acquisition of securities directly from the Company except for any conversion of a security that was not acquired directly from the Company. If a person referred to in either (A) or (B) of this clause shall thereafter become the beneficial owner of additional shares of Common Stock or other ownership interests representing 1% or more of the outstanding shares of Common Stock or 1% or more of the combined voting power of the Company (other than by stock split, stock dividend or similar transaction or as a result of an event described in (A), (B) or (C) of this clause), then a Change in Control will be deemed to have occurred.

If an employee covered under the Severance Plan is terminated by his or her employer without cause or by the employee for good reason (which includes certain “constructive” terminations consistent with the provisions of Section 409A of the Internal Revenue Code) within two years following a Change in Control, the employee will be entitled to receive from the Company a payment under the Severance Plan equal to one times to three times annual earnings, depending on the employee’s position with his or her employer. Annual earnings for this purpose are generally the sum of an employee’s base pay plus target annual bonus. Each of Messrs. Smith, Gelb, DeNicola and Dineen and Ms. Galvin would receive from the Company a payment equal to three times his or her annual earnings. Outstanding Lyondell option awards, if any, to covered employees will be automatically vested. Covered employees will also receive, at the Company’s expense: (1) payment of an additional amount equivalent to the difference between the vested retirement benefit and the early retirement benefit; (2) payment of welfare benefit coverages following termination, as permitted by Section 409A of the Internal Revenue Code; and (3) outplacement services for a period of one year, at a cost not to exceed $40,000. In addition, covered employees will receive a gross-up payment from the Company for the amount of the excise tax liability, if any, imposed pursuant to Internal Revenue Code Section 4999 (or similar excise tax) with respect to any benefits paid in connection with the Change in Control. In order to receive benefits under the Severance Plan, a covered employee must sign a general release of claims against the Company and its affiliates. The Severance Plan may be amended or terminated at any time prior to a Change in Control or, if earlier, prior to the date that a third party submits a proposal to the Board of Directors that is reasonably calculated, in the judgment of the Compensation and Human Resources Committee, to effect a Change in Control. The Severance Plan may not be amended to deprive a covered employee of benefits after a Change in Control.

PERFORMANCE GRAPH

The Performance Graph below compares the cumulative total return to shareholders of the Company for a five-year period (December 31, 2000 to December 31, 2005) with the cumulative total return to shareholders of the S&P 500 Stock Index and a separate peer group (the “Peer Group”) comprised of the entities that are in the S&P 500 Chemicals Index and entities that are in the S&P Mid Cap 400 Chemicals Index. The Company’s performance share or performance unit awards allow the participants to earn a number of shares of the Company’s Common Stock or an equivalent cash amount based on the Company’s cumulative total shareholder return over the measurement period of the award relative to the Peer Group.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

The Peer Group is comprised of the entities that are in the S&P 500 Chemicals Index and entities that are in the S&P Mid Cap 400 Chemicals Index. Although the entities in those indices may change over time, the peer group used in calculating total shareholder return for the performance share or performance unit awards granted in 2003, 2004 and 2005 is substantially the same as the Peer Group reflected in the Performance Graph.

	2000	2001	2002	2003	2004	2005
Lyondell. . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$100.00	$99.33	$92.96	$133.00	$237.47	$202.27
S&P 500. . . . . . . . . . . . . . . . . . . . . . . . . . . . .	100.00	88.12	68.64	88.32	97.92	100.86
Peer Group (a) . . . . . . . . . . . . . . . . . . . . . . . .	100.00	102.23	98.29	124.14	150.19	149.35

(a)	Group total returns are weighted by average annual market capitalization for each of the Peer Group companies as of the beginning of each year and assume the reinvestment of dividends.

Pursuant to SEC rules, the foregoing “Performance Graph” section of the Proxy Statement and the “Compensation and Human Resources Committee Report” that follows are not deemed “filed” with the SEC and are not incorporated by reference into the Company’s Annual Report on Form 10-K.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) is composed of five independent directors: Travis Engen (Chairman), Carol A. Anderson, Dr. William T. Butler, Worley H. Clark and David J. Lesar. The Committee has responsibility for establishing and administering the compensation philosophy, policies and plans for the executive officers of the Company, and approves all salary changes, grants and awards to executive officers of the Company. The Committee also conducts an annual review of the Chief Executive Officer’s performance and all components of executive compensation, including salary, bonus, incentive compensation, other benefits, and projected payout obligations under various scenarios including termination, retirement and change in control. The Committee regularly reports to the Board regarding executive compensation matters.

Executive Compensation Philosophy

The overriding principle behind the Company’s compensation philosophy is that compensation must support the Company’s primary objective of creating shareholder value, which is measured by the Company’s absolute performance and its relative performance compared to other companies in the chemical industry. The Committee believes that premium pay should be provided for premium performance, and that its compensation philosophy enables the Company to attract, retain and reward executive talent competitively. Specific elements of this philosophy are:

•	Executive base salaries should be competitive with salaries for similar positions in a broad group of companies that are similar in size to the Company. Executive incentive payouts should vary with the Company’s performance and incentive design should take into account the cyclical nature of the Company’s businesses.

•	The compensation programs should foster a team orientation and a high degree of cooperation and coordination among top management.

•	Performance should be defined in terms of measures that directly link to or strongly influence Lyondell’s shareholder value and achievement of strategic business and other performance objectives.

•	Substantial ownership in the Company’s stock among executives should be highly encouraged so that management interests are closely aligned with shareholders in terms of both risk and reward.

Driven by this philosophy, the Company’s executive compensation program has been designed to encourage both short-term and long-term performance orientation, promoting shareholder value creation. Further, the program is designed to facilitate ownership of Company stock through equity-based incentives. As a result, the Company’s total compensation package is designed to be highly sensitive to the Company’s performance and shareholder value creation.

Annually, the Committee assesses the competitive position of the Company’s executive compensation compared to general industry companies and examines the components of the executive compensation program to ensure that such compensation is tied to shareholder value creation and aligned with the Company’s executive compensation philosophy.

During 2005, as part of the annual evaluation, an external executive compensation consultant presented the Committee with a detailed analysis comparing the various elements of the Company’s executive compensation program with market levels of general industry companies. The Committee assessed the findings and determined that overall, both the short-term and long-term compensation of the Company’s executive officers are aligned with the core principles of the Company’s executive compensation philosophy. In addition, to further strengthen the link with shareholder value creation and contemporary compensation methods and tools, beginning in 2006, the Committee refined certain elements of the Company’s executive compensation program based upon the analysis of the executive compensation consultant, such as eliminating accelerated vesting of stock options where Lyondell’s stock price is more than twice the exercise price, extending the time to exercise stock options upon retirement to five years and increasing the Chief Executive Officer stock ownership guidelines from four to five times base salary. During 2005, the Committee also considered the total compensation potentially payable to each executive based on all components of executive compensation. The Committee’s decisions concerning specific compensation elements and total compensation paid or awarded to the Company’s executive officers, including the Chief Executive Officer, were made based on the Company’s executive compensation philosophy, and the design of the Company’s programs.

Base Salary

Pursuant to the compensation philosophy, Lyondell’s executive base salaries generally are targeted at the fiftieth percentile of market levels, based on nationally recognized surveys of general industry companies comparable in revenue size to Lyondell. The group of companies considered in the surveys is broader than the peer group that is used in the Performance Graph on page 32 of this Proxy Statement because Lyondell competes with the broader group of similarly-sized companies for executive talent. Generally, the Committee assesses market salary by relying on published surveys covering this group of similarly-sized companies. Using this data, salary adjustments are made such that salaries for executives reflect median market levels over time. In an effort to gradually move executive compensation closer to the median competitive salary for companies of similar size and in recognition of the development of incumbents in their jobs, all of the Company’s executive officers received base salary increases in 2006.

Incentive Compensation Program

The Company’s executive incentive compensation program provides the Committee with sufficient tools to provide long-term incentive compensation that is closely tied to the creation of shareholder value. The incentive compensation program has allowed the Committee to make long-term incentive awards in the form of stock options, restricted stock, performance shares, performance units or stock appreciation rights, and to make cash awards. Under this program, incentive compensation opportunities for 2005 were delivered in four forms:

•	An annual cash award, which rewards management for economic value as determined by the objective criteria established in advance by the Committee.

•	Stock options, granted with an exercise price of at least 100 percent of fair market value, having a term of ten years and vesting at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change in control. The stock option awards are intended to provide incentive to participants to increase the Company’s share price over time. Dividends are not paid on stock options.

•	A restricted stock arrangement, which is divided equally into a restricted stock grant and an associated deferred cash payment. The restricted stock vests at a rate of one-third per year over three years, with accelerated vesting upon death, disability, retirement or change in control. The associated deferred cash payment is paid when and if the shares of restricted stock vest, has the same value as the restricted stock at the time of vesting and is designed to allow participants to satisfy taxes with respect to the restricted stock portion of the arrangement without having to sell the restricted stock. The two components of the restricted stock arrangement are designed to work together to encourage executive officers to retain an ownership interest in the Company, to align their interests with those of the shareholders and to increase the Company’s share price over time. Dividend equivalent payments are made in cash on unvested shares of restricted stock at the same rate as dividends are paid on shares of the Company’s Common Stock. Such amounts are reported in the Summary Compensation Table on page 23 of this Proxy Statement.

•	A performance unit (“performance unit”) arrangement, under which executives may earn a cash amount equal to the value of a target number of shares of Lyondell Common Stock (unless the Committee specifically determines that the performance unit shall be payable in shares). The actual payout relative to target is based on the Company’s three-year cumulative total shareholder return (Common Stock price growth plus reinvested dividends, measured over the course of the performance cycle) relative to a chemical industry peer group comprised of the entities that are in the S&P 500 Chemicals Index and entities that are in the S&P Mid Cap 400 Chemicals Index. Although the entities in those indices may change over time, the chemical industry group used for the performance units is substantially the same as the Peer Group used in the Performance Graph on page 32 of this Proxy Statement. The payout can range from 0% to 200% of the target number of performance units based on performance during the three-year performance period. Accordingly, the performance unit arrangement directly links the participant’s incentive compensation opportunities to the Company’s performance relative to the performance of other chemical industry companies, thereby providing incentive to the participants to improve Lyondell’s total shareholder return performance compared to comparable companies in the chemical industry. Dividends are not paid on performance units. If the Committee pays performance units in shares of Lyondell Common Stock, after payment such shares would receive dividends at the same rate as all other shares of Lyondell Common Stock.

Based on published, nationally recognized compensation surveys for similarly-sized companies, the Committee established a target percentage of base salary that would be payable in incentive compensation to Lyondell executive officers, based on the Company’s objective performance measures set by the Committee. The Committee may select from the following criteria: Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), economic value, economic value added, increased revenue, net income, stock price, market share, earnings per share, return on equity, return on assets, decrease in costs, shareholder value, net cash flow, total shareholder return, return on capital, return on investment capital, operating income, funds from operations, cash flow, cash from operations, after-tax operating income, total market value and corporate operations and values measures (including ethics, environmental and safety compliance). The target percentages for both annual cash bonus and long-term compensation were targeted at the median level for general industry companies for such compensation over time, as reflected in the published surveys. The Company’s incentive compensation program recognizes the deeply cyclical nature of the chemical industry, which experiences significant year-to-year swings in financial results. The incentive compensation program reflects the continuing focus on long-term Company performance by encouraging growth in economic value over the long term and moderating the effect of the cycle on compensation over the longer term. The Committee believes that this approach to compensation enables the Company to attract, retain and reward executive talent competitively.

Annual Cash Award

In February 2005, the Committee approved the annual cash bonus formula for executive officers. As in prior years, the formula used a rolling five-year average of economic value. Economic value measures the Company’s cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in the Company by the Company’s weighted average cost of capital. By using a rolling five-year average of economic value, the formula is designed to reflect the Company’s compensation philosophy of encouraging growth in economic value over the long term while dampening the effect of earnings cyclicality in the chemical industry. As a result, the implementation of the formula can result in lower bonuses being paid in years where the Company substantially increases economic value and can also result in bonuses being paid in years where the Company incurs losses in economic value. Based on the formula, the annual cash bonuses paid to executive officers with respect to 2005 were slightly above the targets set by the Committee.

For awards beginning in 2006, the Committee determined that annual cash bonuses will be based on a rolling three-year average of economic value rather than the rolling five-year average used in 2005 and prior years. The Committee determined that using a rolling three-year average beginning in 2006, rather than the five-year average of economic value, will tie the annual cash bonus more closely to the recent performance of the Company, while still reflecting the Company’s compensation philosophy of encouraging growth in economic value over the long term and dampening the effect of earnings cyclicality in the chemical industry. The Committee also reviewed the potential impact on payouts that could result from changing from a rolling five-year average to a rolling three-year average, and determined that the change would not result in significantly different payments under the Annual Cash Award over the long term.

Long-Term Incentives

In 2005, long-term incentive compensation awarded to executive officers was split equally between (1) awards designed to measure the Company’s absolute performance and (2) awards designed to measure the Company’s relative performance compared to similar companies in the chemical industry. The value of the awards that were designed to measure the Company’s absolute performance was equally split between stock options and the restricted stock arrangement. A performance unit arrangement was used for awards designed to measure the Company’s relative performance. Each type of award is linked directly to shareholder return, as described below.

The exercise price for stock options is the higher of the average closing price of a share of Common Stock during the first ten trading days of the year or the closing price on the date of grant. The exercise price for stock options cannot be less than the fair market value of the Company’s Common Stock on the date of grant, and the Incentive Plan does not permit the repricing of stock options. Thus, the stock options are directly linked to shareholder value because the value of the shareholders’ investment in the Company must appreciate before an option holder receives any financial benefit from the option. The number of shares of Common Stock subject to stock options granted in 2005 was calculated using the target award value and the Black-Scholes model reflecting the assumptions set forth under the Option Grants in 2005 table set forth on page 26 of this Proxy Statement.

The restricted stock arrangement is divided equally into a grant of restricted stock and an associated deferred cash payment. The exact number of shares awarded as restricted stock is calculated by dividing the dollar amount of the restricted stock portion of the award by the closing price of a share of Common Stock on the last trading day of the calendar year before the calendar year when the grant is made. The amount of the associated deferred cash payment equals the closing price of a share of Common Stock on the date the restricted stock vests, multiplied by the number of shares of restricted stock vesting. The associated deferred cash payment is paid when and if the shares of restricted stock vest. The restricted stock arrangement is linked to shareholder value because the value of the restricted stock and associated deferred cash payment fluctuate with the price of the Company’s Common Stock.

The number of target performance units under the performance unit arrangement for each executive officer was calculated by dividing the target award value by the average fair market value of the Company’s Common Stock during the last ten trading days of 2004. The terms of the 2005 performance unit arrangement grants to the executive officers are shown in the Long-Term Incentive Plans—Awards in 2005 table on page 27 of this Proxy Statement. The payments made to the executive officers during 2005 with respect to the performance share arrangements granted in February 2002 (with a performance cycle from January 1, 2002 to December 31, 2004) are shown in the Summary Compensation Table on page 23 of this Proxy Statement and described in the related note.

2006 Incentive Compensation

In February 2006, the form of Award Agreement (the “Award Agreement”) under the Incentive Plan was amended to revise the definition of Change in Control. The definition under the Award Agreement is the same as the revised definition of Change in Control under the Severance Plan, as described on pages 30 through 32 of this Proxy Statement. The revised definition of Change in Control under the Award Agreement applies to awards granted on or after February 2006.

In 2006, incentive compensation grants to Mr. Smith and all of the other executive officers consist of an annual cash award, stock options, a restricted stock arrangement and a performance unit arrangement. As described under “Annual Pension Benefits” on pages 28 and 29 of this Proxy Statement, the stock options, restricted stock arrangements and performance units are not included in the covered compensation for which retirement benefits are computed under the Lyondell Retirement Plan and the SERP.

Stock Ownership Guidelines

The Committee has adopted stock ownership guidelines for executive officers as a way to align more closely the interests of the executive officers with those of the shareholders. Based on the findings of the external executive compensation consultant, in February 2006, the Committee increased the ownership target for the Chief Executive Officer from four to five times the base salary. The current ownership targets are as follows:

Position	Value as a Multiple of Base Salary
Chief Executive Officer	5 times
Executive Vice President	3 times
Senior Vice President	2 times
Vice President	1 times

All shares which are beneficially owned, including shares of restricted stock and shares held in the Company’s 401(k) plan, but excluding unexercised stock options, count toward fulfillment of the ownership guidelines. Although the stock ownership guidelines are not part of the Incentive Plan, the executives are encouraged to own shares valued at the above listed multiples of base salary within the later of five years after (1) their initial participation in the Incentive Plan or (2) their promotion to a new position with a higher base salary multiple. At its February 2006 meeting, the Committee reviewed the progress of the executives relative to compliance with the stock ownership guidelines. All of the executive officers exceed the ownership guidelines.

Other Benefits

As described on pages 23 and 25 of this Proxy Statement, executive officers are eligible to receive reimbursement for certain financial counseling services, and are eligible to participate in an executive medical and disability plan and an executive life insurance program. In addition to participation in the Company’s tax-qualified retirement and 401(k) plans, executive officers also participate in a non-qualified retirement plan which restores retirement benefits limited by qualified plan compensation rules under the Internal Revenue Code and which also provides a supplemental benefit based on the annual cash bonus. Executive officers also participate in a non-qualified savings plan which restores employer contributions limited under the qualified savings plan by plan terms and Internal Revenue Code limits. Executive officers are also eligible to defer compensation and bonuses under a non-qualified deferred compensation plan. There are no other benefits provided to executive officers that are not generally available to other employees.

Chief Executive Officer’s 2005 Pay

Each year, the Chief Executive Officer, in conjunction with the Board and the Committee, develops corporate goals and objectives for the Chief Executive Officer. The Committee evaluates and discusses the performance of the Chief Executive Officer in light of the corporate goals and objectives with input from all of the non-employee directors. The Chief Executive Officer also provides the Board with regular updates on his progress relative to his and the corporate goals and objectives.

The Committee’s objective is to move executive compensation towards the targeted median level of general industry companies comparable in revenue size to Lyondell, based on nationally recognized published compensation surveys. Based on these surveys, Mr. Smith was eligible for an increase in base salary for 2005.

Using the criteria discussed earlier in this Compensation and Human Resources Committee Report, in January 2005, Mr. Smith received a grant of 148,426 stock options, 24,738 shares of restricted stock (and associated deferred cash payment) pursuant to a restricted stock arrangement and 99,294 performance units pursuant to a performance unit arrangement. The stock options were granted at an exercise price of $28.56 per share, which was the closing price of Lyondell’s Common Stock on the date of grant. The performance unit arrangement is based on a three-year total shareholder return for Lyondell as compared to a chemical industry peer group for the period 2005-2007, as further described on page 27 of this Proxy Statement.

The Committee conducted its annual review of the Chief Executive Officer’s performance and, following discussion with the non-employee members of the Board, reviewed the findings with Mr. Smith. In considering Mr. Smith’s personal and corporate accomplishments, the Committee noted that in 2005, under his leadership, Lyondell made significant progress in reducing debt and integrating Lyondell and Millennium, and most other milestones were met or exceeded. The Committee commended Mr. Smith on his excellent leadership of Lyondell. Based on the formula described earlier in this Compensation and Human Resources Committee Report, Mr. Smith received an annual cash award payment of $1,129,300 with respect to 2005. Based on the terms of a performance share arrangement granted to Mr. Smith in 2002 (with a performance cycle from January 1, 2002 to December 31, 2004), Mr. Smith received a cash payment of $11,179,163 in 2005, as further described on page 25 of this Proxy Statement.

Omnibus Budget Reconciliation Act of 1993

Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 limits the deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the next four highest paid officers (the named executive officers) during any fiscal year, unless such compensation meets certain requirements. The Committee seeks to qualify compensation for deductibility, but retains the discretion to pay non-deductible amounts if that would be in the best interests of the Company and shareholders. The Incentive Plan is intended to conform with Section 162(m) and, unless the Committee determines otherwise at the time an award is granted, the Committee shall be guided by Section 162(m) when interpreting the Incentive Plan. The 2005 compensation of all the named executive officers qualifies for deductibility, with the exception of $3,999,642, which relates to a portion of base salary, restricted stock awards and other benefits with respect to 2005.

Compensation and Human Resources Committee Members

The Compensation and Human Resources Committee continues to believe that shareholders are well served by Lyondell’s executive management team and that the executive compensation philosophy and programs that have been established support the long-term success of the Company. This report is submitted by the Compensation and Human Resources Committee of the Board of Directors of Lyondell.

Respectfully submitted,

Travis Engen (Chairman)

Carol A. Anderson

William T. Butler

Worley H. Clark

David J. Lesar

The Compensation and Human Resources Committee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lyondell believes that the transactions described in this section were obtained on terms substantially no more or less favorable than those that would have been agreed upon by unrelated parties on an arm’s-length basis. Lyondell generally expects that transactions of a similar nature will occur during 2006.

Lyondell and LCR engage in numerous transactions. In 2005, LCR purchased approximately $922 million of products from Lyondell, and Lyondell purchased approximately $394 million of products from LCR. Lyondell and LCR also provide various administrative, operational and other services to each other. A wide variety of corporate services are shared, which may from time to time include human resources, public relations, supply chain, legal, financial reporting, treasury, internal audit, and tax. Lyondell and LCR are also parties to tolling, terminaling and storage, marketing, plant-related transportation and other arrangements. For 2005, Lyondell billed LCR $27 million for these services, and LCR billed Lyondell $500,000 for these services. In addition, Mr. Smith’s son-in-law is an engineer employed at one of Lyondell’s manufacturing facilities and his compensation in 2005 was less than $150,000 and is commensurate with his peers’.

Lyondell and Occidental have engaged in numerous transactions. On November 30, 2004, Lyondell acquired Millennium, thereby also indirectly acquiring Millennium’s 29.5% interest in Equistar. As a result, Equistar and Millennium now are wholly owned subsidiaries of Lyondell. However, from May 1998 to August 2002, Occidental shared ownership of Equistar with Lyondell and Millennium until Lyondell purchased Occidental’s interest in Equistar in August 2002. As of March 9, 2006, Occidental beneficially owned 30,307,860 shares of Lyondell’s Common Stock, and warrants to purchase five million shares of Lyondell’s Common Stock, representing in the aggregate approximately 14.0% of Lyondell’s outstanding Common Stock. See “Principal Shareholders” above for a description of Occidental’s beneficial ownership. In addition, as a result of the August 2002 transactions described above, two Occidental executives, Dr. Ray R. Irani, Chairman, President and Chief Executive Officer, and Stephen I. Chazen, Senior Executive Vice President and Chief Financial Officer, have served as members of Lyondell’s Board of Directors since 2002. Mr. Chazen has been included in the slate of directors for election at the Annual Meeting. See “Election of Directors” above for a discussion of the agreement regarding their membership on the Board of Directors.

During 2005, Lyondell purchased sodium methylate and caustic soda from Occidental. Occidental charged Lyondell approximately $2 million for these purchases during 2005. In addition, pursuant to an ethylene sales agreement entered into on May 15, 1998, which was amended effective April 1, 2004, Occidental agreed to purchase a substantial amount of its ethylene raw material requirements from Lyondell. Either party has the option to “phase down” volumes over time. However, a “phase down” cannot begin until January 1, 2014 and the annual minimum requirements cannot decline to zero prior to December 31, 2018, unless certain specified force majeure events occur. In addition to the sales of ethylene, from time to time Lyondell has made sales of ethers and glycols to Occidental, and Lyondell has purchased various other products from Occidental, all at market-related prices. During 2005, Occidental paid Lyondell approximately $755 million for product purchases. Lyondell purchased various other products from Occidental at market-related prices totaling approximately $25 million during 2005.

Lyondell also subleases certain railcars from Occidental, for which Occidental charged Lyondell approximately $7 million in 2005. In addition, Lyondell’s Lake Charles, Louisiana ethylene and propylene facility is leased from Occidental pursuant to a lease that expires in May 2006. Under the lease, Lyondell pays Occidental rent in an amount equal to $100,000 per year if Lyondell is operating the Lake Charles facility or $60,000 per year if Lyondell is not operating the facility. If the Lake Charles lease terminates, Occidental will either (1) allow Lyondell to acquire, operate or receive the benefit of operating the Lake Charles facility, (2) pay Lyondell $75 million in cash or (3) transfer or pay to Lyondell 5.4 million shares of Lyondell Common Stock or the sale proceeds from 5.4 million shares of Lyondell Common Stock or a combination of both if the value is greater than $75 million. The parties are investigating alternatives related to the facility and the land. The Lake Charles facility has been idled since the first quarter of 2001, pending sustained improvement in market conditions.

COMPENSATION OF DIRECTORS

Directors’ Fees

Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof. Currently, Mr. Smith, the Chief Executive Officer, is the only Board member who is an employee of the Company.

2005 Non-Employee Director Compensation

During 2005, Non-Employee Directors were paid an annual cash retainer of $70,000, but were not paid additional fees for attending Board or committee meetings. In addition, the Non-Employee Directors who served as Chairs of the Audit, Compensation and Human Resources, and Corporate Responsibility and Governance Committees each received an additional $10,000 annual fee. The non-employee Chairman of the Board received an additional $115,000 annual fee. At the election of each Non-Employee Director, all or a portion of the annual cash retainer, committee chair fees and Chairman of the Board fee was (1) paid in cash currently, (2) deferred under the New Directors’ Deferral Plan (described below) as cash or (3) deferred under the New Directors’ Deferral Plan in the form of deferred stock units (“Deferred Stock Units”). In addition, each Non-Employee Director received an annual incentive award valued at $77,000 under the Restricted Stock Plan for Non-Employee Directors (the “Restricted Stock Plan”), which value was divided equally into an award of restricted stock (“Restricted Stock”) and an associated deferred cash payment. Non-Employee Directors were reimbursed for travel and other related expenses incurred in attending Board or committee meetings and for expenses incurred in obtaining director continuing education.

The following table sets forth the compensation paid and incentive compensation granted to each of the Non-Employee Directors during 2005.

Director	Annual Cash Retainer ($)		Board and Committee Chair Fees ($)	Annual Incentive Award ($)(a)		Total ($)(b)
Carol A. Anderson	70,000		—	77,000		147,000
Dr. William T. Butler	70,000		115,000	77,000		262,000
Stephen I. Chazen	70,000		—	77,000		147,000
Worley H. Clark	75,833	(c)	—	83,416	(c)	159,249
Travis Engen	70,000		10,000	77,000		157,000
Stephen F. Hinchliffe, Jr.	70,000		—	77,000		147,000
Danny W. Huff	70,000		10,000	77,000		157,000
Dr. Ray R. Irani	70,000		—	77,000		147,000
David J. Lesar	70,000		—	77,000		147,000
David J.P. Meachin	75,833	(c)	—	83,416	(c)	159,249
Dr. William R. Spivey	70,000		10,000	77,000		157,000

(a)	On January 24, 2005, each Non-Employee Director received an annual incentive award valued at $77,000, which value was divided equally into an award of Restricted Stock and an associated deferred cash payment. The restricted stock award vests as described under “Restricted Stock” below. The Non-Employee Directors receive dividends on shares of unvested restricted stock at the same rate that shareholders receive dividends.

(b)	Non-Employee Directors also were reimbursed for travel and other related expenses incurred in attending Board or committee meetings.

(c)	As new directors as of December 1, 2004, Messrs. Clark and Meachin received in 2005 a prorated 2004 annual retainer fee of $5,833, and a prorated 2004 annual incentive award of $6,416, the value of which was divided equally into an award of Restricted Stock and an associated deferred cash payment.

Restricted Stock

During 2005, Non-Employee Directors received an annual incentive award valued at $77,000, which was divided equally into a grant of Restricted Stock and an associated deferred cash payment. In February 2006, the Restricted Stock Plan was amended to permit the award of restricted share units (the “Restricted Share Units”). The exact number of shares of Restricted Stock or Restricted Share Units awarded is calculated by dividing the dollar amount of the restricted portion of the annual incentive award by the closing price of a share of Common Stock on the last trading day of the calendar year before the calendar year when the grant is made. The amount of the associated deferred cash payment equals the closing price of a share of Common Stock on the vesting or forfeiture date, multiplied by the number of shares of Restricted Stock or Restricted Share Units vesting or being forfeited. Each Non-Employee Director receives the deferred cash payment from the Company when such Non-Employee Director’s shares of Restricted Stock or Restricted Share Units vest or, if applicable, are forfeited. Unless a Restricted Stock award is forfeited, from the date of grant the Non-Employee Directors have the right to vote the shares of Restricted Stock, receive dividends on the Restricted Stock and participate in any capital adjustment applicable to all holders of Common Stock. Restricted Share Units do not carry voting rights, and any payments with respect to Restricted Share Units will be made in cash. Non-Employee Directors receive cash dividend equivalent payments on Restricted Share Units.

The Restricted Stock and Restricted Share Units are subject to forfeiture until the expiration of the restricted period. The restricted period begins on the date of the grant and continues until the tenth anniversary of the date of grant or, if earlier, the early vesting situations described below. The Restricted Stock Plan provides for early vesting in the event of disability, death, retirement, change in control or failure to be re-nominated to serve for any reason other than cause. Under the Restricted Stock Plan, “retirement” occurs when a director ceases to be a director of the Company (1) on or after age 72 or (2) with the consent of a majority of the other Board members, at any time before age 72. In February 2006, the Restricted Stock Plan was also amended (1) to provide for early vesting for Restricted Stock on the later of the last day of the month in which the Non-Employee Director attains age 72 or May 4, 2006 and (2) to revise the definition of “change in control” to be the same as the definition of change in control described on pages 30 through 32 of this Proxy Statement in the section entitled “Executive Severance Arrangements.” In the event of early vesting, shares of Restricted Stock or Restricted Share Units issued pursuant to an award are released from the restrictions. If the Non-Employee Director ceases to be a director of the Company for any other reason, the director immediately forfeits all Restricted Stock or Restricted Share Units, unless a majority of the other Board members determines that the termination of service as a director is in the best interest of the Company and approves the lapse of the restricted period and the vesting of the Restricted Stock or Restricted Share Units.

Deferred Stock Units

In November 2005, in response to the American Jobs Creation Act of 2004, the former Elective Deferral Plan for Non-Employee Directors (the “Former Directors’ Deferral Plan”) was amended (1) to freeze further deferrals as of December 31, 2004 into the Former Directors’ Deferral Plan and (2) such that, effective beginning in 2006, the cash portion of a participant’s account under the Former Directors’ Deferral Plan accrues interest using the previous monthly average of the closing yield to maturity, as reported by Bloomberg, of the Company’s most junior publicly traded debt as of December 1 of the prior plan year. Also at that time, a new Elective Deferral Plan for Non-Employee Directors (the “New Directors’ Deferral Plan”) was adopted effective January 1,

2005. In February 2006, in connection with the adoption of a revised Change in Control definition, the New Directors’ Deferral Plan was amended by merging the Former Directors’ Deferral Plan into the New Directors’ Deferral Plan. The New Directors’ Deferral Plan has terms and conditions substantially similar to the Former Directors’ Deferral Plan, with certain exceptions. The New Directors’ Deferral Plan provides Non-Employee Directors with the option to have all or a portion of the annual retainer, committee chair and member fees and Chairman of the Board fee, which are credited annually, (1) paid in cash currently, (2) deferred under the New Directors’ Deferral Plan as cash or (3) deferred under the New Directors’ Deferral Plan as Deferred Stock Units. Deemed dividends attributed to Deferred Stock Units are credited under the New Directors’ Deferral Plan as additional Deferred Stock Units. During 2005, the cash portion of a participant’s account under the Former Directors’ Deferral Plan and the New Directors’ Deferral Plan accrued interest at 125% of the rolling average ten year treasury note rate, as of October 1, 2004. The average interest rate for 2005 was 6.98% percent. Effective beginning in 2006, the cash portion of a participant’s account under the Former Directors’ Deferral Plan and the New Directors’ Deferral Plan accrues interest using the previous monthly average of the closing yield to maturity, as reported by Bloomberg, of the Company’s most junior publicly traded debt as of December 1 of the prior plan year. Prior to each deferral period, Non-Employee Directors may elect some of all of their deferrals under the New Directors’ Deferral Plan to be held as deferred cash with an interest credit or as Deferred Stock Units with dividend equivalents credited as additional Deferred Stock Units. Unlike Restricted Stock (described above), the Deferred Stock Units do not carry voting rights.

Under the New Directors’ Deferral Plan, the minimum amount that may be elected to be deferred per year is $8,000 and the maximum is 100 percent of the director’s annual cash retainer, committee chair and member fees and Chairman of the Board fee. Amounts may be deferred until Board service ends, unless the director has suffered a financial hardship or elected an early distribution at the time the deferral commitment is made. Upon the director’s death or termination of Board service, benefits are payable, in accordance with the director’s prior election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. All payments from the New Directors’ Deferral Plan, including payments with respect to Deferred Stock Units, will be made in cash. The benefits under the New Directors’ Deferral Plan may be paid through a grantor trust.

Pursuant to the February 2006 amendment of the New Directors’ Deferral Plan, all deferred compensation will be subject to the New Directors’ Deferral Plan’s definition of Change in Control, which conforms to the American Jobs Creation Act of 2004. Under the Former Directors’ Deferral Plan’s definition of Change in Control, a change in control generally would have occurred if, among other things, (1) the current shareholders did not own at least 80% of the outstanding shares of Lyondell Common Stock after consummation of a transaction or (2) an individual or organization accumulated over 20% of the outstanding shares of Lyondell Common Stock. Under the New Directors’ Deferral Plan’s definition of Change in Control, a change in control generally occurs if, among other things, (1) the current shareholders do not own at least 50% of the outstanding shares of Lyondell Common Stock after consummation of a transaction or (2) an individual or organization accumulates over 50% of the outstanding shares of Lyondell Common Stock. In February 2006, the Non-Employee Directors Benefit Plans Trust Agreement (the “Directors’ Trust Agreement”) was amended to revise the definition of Change in Control. The definition under the Directors’ Trust Agreement is the same as the revised definition under the Severance Plan, as described on pages 30 through 32 of this Proxy Statement. Upon a Change in Control under the Directors’ Trust Agreement, the Company also will deposit into the Non-Employee Directors’ Benefit Plans Trust any additional assets necessary to fully fund the benefits due under the Directors’ Retirement Plan, as described below, and the New Directors Deferral Plan.

Stock Ownership Guidelines

The Company believes that paying a portion of the directors’ compensation in stock further aligns the directors’ interests with the shareholders’ interests and, accordingly, has adopted stock ownership guidelines for its Non-Employee Directors. Non-Employee Directors are encouraged to hold shares equal in value to three times the annual cash retainer within the later of five years after (1) initial election as a member of Lyondell’s Board of Directors and (2) January 1, 2006, the effective date of the most recent amendment to the stock ownership guidelines. All shares beneficially owned, including Restricted Stock and other equity-based instruments such as Deferred Stock Units and Restricted Share Units, are counted towards fulfillment of the stock ownership guidelines. Unexercised stock options, unless both vested and in-the-money, do not count towards fulfillment of the stock ownership guidelines. At its February 2006 meeting, the Corporate Responsibility and Governance Committee reviewed the progress of the Non-Employee Directors relative to compliance with the stock ownership guidelines and determined that all of the Non-Employee Directors are on track to be in compliance with the stock ownership guidelines at the end of the five year period.

2006 Non-Employee Director Compensation

For 2006, Non-Employee Directors receive an annual cash retainer of $80,000. In addition, the Non-Employee Directors who serve as Chairs of the Compensation and Human Resources Committee and the Corporate Responsibility and Governance Committee each receive an additional $10,000 annual fee. The non-employee Chair of the Audit Committee receives an additional $20,000 annual fee and each Non-Employee Director who is a member of the Audit Committee receives an additional $5,000 annual fee. The non-employee Chairman of the Board receives an additional $150,000 annual fee. At the election of each Non-Employee Director, all or a portion of the annual cash retainer, committee chair and member fees, and Chairman of the Board fee are (1) paid in cash currently, (2) deferred under the New Directors’ Deferral Plan as cash or (3) deferred under the New Directors’ Deferral Plan in the form of Deferred Stock Units. In addition, each Non-Employee Director receives an annual incentive award valued at $100,000, which value is divided equally into an award of Restricted Stock and an associated deferred cash payment for all directors except Dr. Butler, Mr. Clark, Mr. Hinchliffe and Dr. Irani. The 2006 incentive awards for Dr. Butler, Mr. Clark, Mr. Hinchliffe and Dr. Irani were divided equally into an award of Restricted Share Units and an associated deferred cash payment. For a description of the Restricted Stock and Restricted Share Units, see “Restricted Stock” above. Non-Employee Directors are reimbursed for travel and other related expenses incurred in attending Board or committee meetings and for expenses incurred in obtaining director continuing education.

Discontinued Retirement Plan for Non-Employee Directors

In October 1998, the Board of Directors amended and restated the Lyondell Chemical Company Retirement Plan for Non-Employee Directors (the “Directors’ Retirement Plan”) to close the plan to new directors and to give those directors covered under the Directors’ Retirement Plan the option of: (1) continuing to accrue benefits under the Directors’ Retirement Plan; (2) retaining their existing benefits as of December 31, 1998; or (3) electing to receive a payment equal to the present value of their benefits under the Directors’ Retirement Plan in the form of deferred compensation or shares of Restricted Stock. No directors continue to accrue benefits under the Directors’ Retirement Plan. However, one director has retained his benefits as of December 31, 1998. The annual retirement benefit is equal to $40,000. The benefit is payable for the greater of the period of time equal to the director’s service on the Board of Directors or until death. Benefits commence the time the director retires from the Board of Directors. A surviving spouse is entitled to receive fifty percent of the benefits otherwise payable to a director with payment up to a maximum of 15 years if the director dies prior to retirement from the Board of Directors or, if he or she dies after retirement from the Board of Directors, the benefits otherwise payable to the director up to a maximum of 15 years. The benefits under the Directors’ Retirement Plan are paid through a grantor trust.

OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.

PROXY SOLICITATION

The expense of soliciting proxies will be paid by the Company. The Company has retained Morrow & Co., Inc. to assist with the solicitation of proxies at an estimated fee of $7,000 plus expenses. Some of the executive officers and other employees of the Company also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of Common Stock.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

AND DIRECTOR NOMINATIONS

Shareholder proposals intended to be presented at the 2007 Annual Meeting must be received by the Company, at the address set forth on the first page of this Proxy Statement, no later than November 27, 2006, in order to be included in the Company’s proxy materials and form of proxy relating to such meeting. Such proposals should be addressed to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010. Shareholder proposals must otherwise be eligible for inclusion. The 2007 Annual Meeting is scheduled to take place in May 2007.

Pursuant to the By-Laws of the Company, a shareholder wishing to nominate a candidate for election to the Board or bring business before the 2007 Annual Meeting in a form other than a shareholder proposal in accordance with the preceding paragraph is required to give written notice to Lyondell’s Corporate Secretary of his or her intention to make such a nomination or present such business. The notice of intent to make a nomination or present business at the 2007 Annual Meeting must be received by Lyondell’s Corporate Secretary, at the address set forth in the preceding paragraph, no later than 90 days in advance of such meeting. However, if the meeting was not publicly announced by a mailing to the shareholders, in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or a filing with the SEC more than 90 days prior to the meeting, the notice must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice is required to contain certain information set forth in the Company’s By-Laws about both the nominee or proposed business, as applicable, and the shareholder making the nomination or proposal. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or business in the Company’s proxy solicitation materials.

ADDITIONAL INFORMATION AVAILABLE

The Company files an Annual Report on Form 10-K with the Securities and Exchange Commission. Shareholders may obtain a copy of this report (without exhibits), without charge, by writing to the Company’s Investor Relations Department at 1221 McKinney Street, Suite 700, Houston, Texas 77010.

LYONDELL CHEMICAL COMPANY
1221 MCKINNEY STREET	INSTRUCTIONS FOR SUBMITTING PROXY:
SUITE 700
HOUSTON, TX 77010	VOTE BY INTERNET – www.proxyvote.com
Votes submitted over the Internet must be received by 11:59 P.M. Eastern Time on May 3, 2006 (other than 401(k) plan participants). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2006 (other than 401(k) plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Lyondell Chemical Company c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
401(K) PLAN PARTICIPANTS All votes by 401(k) plan participants submitted over the Internet, by phone or mail must be received by May 1, 2006.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Lyondell Chemical Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

To sign up to receive shareholder communications electronically, please visit the following website to enroll: www.icsdelivery.com/lyondell/index.html.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS ☒	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

LYONDELL CHEMICAL COMPANY

VOTE ON DIRECTORS

1.	ELECTION OF DIRECTORS

Nominees:

01) Carol A. Anderson 02) William T. Butler 03) Stephen I. Chazen 04) Travis Engen 05) Paula S. Halata 06) Danny W. Huff	07) David J. Lesar 08) David J. P. Meachin 09) Daniel J. Murphy 10) Dan F. Smith 11) William R. Spivey	For All ☐	Withhold For All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below:

VOTE ON PROPOSAL

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, as the Company’s auditors for the year 2006.

FOR ☐   AGAINST ☐   ABSTAIN ☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please sign as such, giving full title.

For comments or address changes, please check this box and note on the reverse side. ☐

Please indicate if you plan to attend this meeting. Yes ☐   No ☐

HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household. Yes ☐   No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Lyondell Chemical Company (herein the “Company”) hereby makes, constitutes and appoints T. Kevin DeNicola, Charles L. Hall and Kerry A. Galvin, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to vote the number of shares of Company Common Stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held in the General Assembly Room of One Houston Center, 1221 McKinney Street, 42nd Floor, in Houston, Texas on Thursday, May 4, 2006 at 9:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof, on the matters set forth on the reverse side.

This proxy, when properly executed or submitted over the Internet or by telephone, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR items 1 and 2 (other than 401(k) plan participants discussed below).

If shares of Lyondell Chemical Company Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Lyondell Chemical Company Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

When voting instructions are not received from plan participants of the 401(k) and Savings Plans of Lyondell, Equistar Chemicals, LP, Millennium Chemicals Inc. and LYONDELL-CITGO Refining LP, the Lyondell Benefits Administrative Committee will direct the trustee of the respective plan to vote non-voted shares, according to plan terms and its fiduciary responsibilities. However, the terms of the trust agreement provide that the trustee will vote non-voted shares in the Lyondell plan proportionally and will not vote non-voted shares in the Millennium plan. The trustee will vote non-voted shares in the Equistar and LCR plans according to the Benefits Administrative Committee’s directions.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be signed and dated, on the reverse side.)